Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

DIAMOND PARENT HOLDINGS, CORP.,

DIAMOND MERGER SUB I, CORP.,

DIAMOND MERGER SUB II, CORP.,

and

DILIGENT CORPORATION

Dated as of February 12, 2016

i

SECTION 9.11	Jurisdiction	76
SECTION 9.12	Waiver of Jury Trial	77
SECTION 9.13	Interpretation	77
SECTION 9.14	Relationship of the Parties	78

v

INDEX OF DEFINED TERMS

2007 Plan	7
2010 Plan	7
2013 Plan	7
Acquisition Proposal	46
Adverse Recommendation Change	45
Affiliate	67
Agreement	1
Alternate Debt Financing	53
AML Laws	30
Anti-Corruption Laws	29
Antitrust Law	67
beneficial owner	67
Board	1
Book-Entry Shares	9
Business Day	67
Business Systems	25
By-laws	12
Cancelled Shares	5
Capitalization Date	12
Certificate of First Merger	3
Certificate of Incorporation	2
Certificate of Second Merger	3
Certificates	9
Closing	3
Closing Date	3
Code	19
Commitment Letters	67
Common Share	5
Common Stock Merger Consideration	5
Company	1
Company Disclosure Schedule	11
Company Employee	67
Company IP	67
Company Plan	18
Company Requisite Vote	28
Company Securities	13
Company Stock Plans	68
Confidentiality Agreement	43
Contract	14
control	68
Costs	48
Data Privacy Requirements	68
Debt Commitment Letter	33
Debt Fee Letters	34
Debt Financing	34
Delisting Date	58
DGCL	1
Director Resignations	4
Dissenting Shares	6
Dissenting Stockholder	6
DOJ	51
Effect	70
Equity Commitment Letter	33
Equity Financing	33
ERISA	18
ERISA Affiliate	68
Exchange Act	15
Exchange Fund	9
FCPA	29
Financial Advisor	23
Financing	34
Financing Sources	68
First Effective Time	3
First Merger	1
First Step Surviving Corporation	2
First Step Surviving Corporation Common Shares	5
Foreign Antitrust Laws	15
FTC	51
GAAP	68
Governmental Entity	15
Guarantees	2
Guarantor	68
HSR Act	15
Indebtedness	68
Indemnified Parties	48
Intellectual Property Rights	69
Intervening Event	47
IRS	19
Knowledge	69
Laws	15
Leased Real Property	21
Leases	22
Licenses	15

Liens	13
Marketing Period	69
Material Adverse Effect	70
Material Contract	25
Merger	1
Merger Consideration	5
Merger Sub I	1
Merger Subs	1
New Debt Commitment Letters	54
NZX	72
NZX Reports	16
NZX Rules	72
OFAC	30
Option	7
Other Required Company Filing	41
Other Required Parent Filing	42
Parent	1
Parent Disclosure Schedule	30
Parent Group	72
Parent Plan	47
Parent Related Parties	64
Parent Termination Fee	63
Paying Agent	9
Permitted Liens	72
Person	73
Preferred Share	1
Preferred Stock Merger Consideration	5
Proceeding	48
Proxy Statement	41
Recommendation	40
Registered IP	73
Related Person	73
Representatives	43
Required Information	73
Restricted Shares	8
RSU	8
Sanctioned Country	30
Sanctioned Persons	30
Sanctions	73
Sarbanes-Oxley Act	16
SEC	16
Second Effective Time	3
Second Merger	1
Second Step Surviving Corporation	2
Securities Act	16
Shares	5
Stockholders Meeting	40
Strike Price	7
Subsidiaries	73
Subsidiary	73
Superior Proposal	47
Tax Return	23
Taxes	23
Technology	74
Termination Date	61
Termination Fee	62
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2016 (this “Agreement”), among Diamond Parent Holdings, Corp., a Delaware Corporation (“Parent”), Diamond Merger Sub I, Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Merger Sub II (“Merger Sub I”), Diamond Merger Sub II, Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and Diligent Corporation, a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub I, Merger Sub II and the Company intend that Merger Sub I be merged with and into the Company (the “First Merger”), pursuant to which Merger Sub I will cease to exist and the Company will become a wholly owned subsidiary of Merger Sub II, and following which, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”), in each case, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS the Board of Directors of the Company (the “Board”) has (i) determined that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Merger, (ii) approved and declared advisable this Agreement in accordance with the DGCL and (iii) subject to Section 6.5 of this Agreement, resolved to recommend the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement and to consummate the Merger;

WHEREAS, the Board of Directors of Merger Sub I has approved this Agreement and declared it advisable and has authorized Merger Sub I to enter into this Agreement and to consummate the First Merger;

WHEREAS, the Board of Directors of Merger Sub II has approved this Agreement and declared it advisable and has authorized Merger Sub II to enter into this Agreement and to consummate the Second Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Subs’ willingness to enter into this Agreement, Spring Street Partners, L.P., Carroll Capital Holdings, LLC and Greenwood Investments LLC, which are collectively the beneficial owners of and have the sole power to vote (or to direct the voting of) one hundred percent (100%) of the issued and outstanding shares of Series A Preferred Stock of the Company, par value US$0.001 per share (each, a “Preferred Share”) and certain Common Shares (as defined herein) have entered into voting agreements in the form attached hereto as Exhibit A, with Parent (the “Voting Agreement”) dated as of the date hereof, pursuant to which, on the terms set forth therein, among other things, each such stockholder has agreed to provide a written consent or vote (or cause to be voted), in person or by proxy, all its Preferred Shares, in each case for the purpose of providing the separate class consent or vote of the Preferred Shares contemplated by Section 3.4(a) of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect the First Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors have provided guarantees, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and the Merger Subs arising under, or in connection with, this Agreement (the “Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub I, Merger Sub II and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

SECTION 1.1  The Merger.

(a)                                 Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the First Effective Time (as defined herein), the Company and Merger Sub I shall consummate the First Merger, pursuant to which Merger Sub I shall merge with and into the Company and the separate corporate existence of Merger Sub I shall thereupon cease and the Company shall continue as the surviving corporation (the “First Step Surviving Corporation”).  The First Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation.

(b)                                 Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the First Effective Time, the First Step Surviving Corporation and Merger Sub II shall consummate the Second Merger pursuant to which the First Step Surviving Corporation shall merge with and into Merger Sub II and the separate corporate existence of the First Step Surviving Corporation shall thereupon cease and Merger Sub II shall continue as the surviving corporation (the “Second Step Surviving Corporation”).  There shall be no conditions to the Second Merger, other than the consummation of the First Merger.  The Second Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the properties, rights, privileges, powers and franchises of the First Step Surviving Corporation and Merger Sub II shall vest in the Second Step Surviving Corporation, and all debts, liabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Second Step Surviving Corporation.

SECTION 1.2  Closing; Effective Time.

(a)                                 Unless this Agreement shall have been validly terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of

Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York, at 9:00 a.m. New York time on the date that is the later of (i) the second day that is a Business Day in both the United States and New Zealand after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of all conditions at the Closing) and (ii) the earlier of (x) the first day that is a Business Day in both the United States and New Zealand after the end of the Marketing Period or (y) a date during the Marketing Period that is a Business Day in both the United States and New Zealand and specified by Parent on no less than three (3) Business Days’ prior written notice to the Company if the Debt Financing is consummated on such earlier date or, such other time, location and date as Parent, the Merger Subs and the Company mutually agree in writing.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b)                                 At the Closing, Parent, Merger Sub I, Merger Sub II and the Company shall cause the First Merger to be consummated by filing a certificate of merger (the “Certificate of First Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the First Merger.  The First Merger shall become effective at the time at which the Certificate of First Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of First Merger and as is agreed to by Parent, Merger Sub I, Merger Sub II and the Company (the “First Effective Time”).

(c)                                  Immediately following the First Effective Time, Parent, the First Step Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger (the “Certificate of Second Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Second Merger.  The Second Merger shall become effective at the time at which the Certificate of Second Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Second Merger and as is agreed to by Parent, Merger Sub II and the Company prior to the First Effective Time (the “Second Effective Time”).

SECTION 1.3  Certificate of Incorporation; By-laws.

(a)                                 At the First Effective Time, subject to the provisions of Section 6.7, and without any further action on the part of the Company and Merger Sub I, the Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit B hereto and such amended and restated certificate of incorporation will be the certificate of incorporation of the First Step Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.  At the Second Effective Time, subject to the provisions of Section 6.7, and without any further action on the part of the First Step Surviving Corporation and Merger Sub II, the certificate of incorporation of Merger Sub II will be amended and restated to be in the form of the certificate of incorporation of the First Step Surviving Corporation, as in effect immediately prior to the Second Effective Time, and, as so amended and restated, will be the certificate of incorporation of the Second Step

Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that the name of the Second Step Surviving Corporation, as set forth in such certificate of incorporation, will be “Diligent Corporation”.

(b)                                 At the First Effective Time, subject to the provisions of Section 6.7, and without any further action on the part of the Company and Merger Sub I, the by-laws of the Company shall be amended and restated to read as set forth on Exhibit C hereto and such amended and restated by-laws will be the by-laws of the First Step Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the First Step Surviving Corporation and such by-laws.  At the Second Effective Time, subject to the provisions of Section 6.7, and without any further action on the part of the First Step Surviving Corporation and Merger Sub II, the by-laws of the First Step Surviving Corporation, as in effect immediately prior to the Second Effective Time, will be the by-laws of the Second Step Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Second Step Surviving Corporation and such by-laws; provided, however, that at the Second Effective Time the by-laws of the Second Step Surviving Corporation will be amended to change any reference to the name of the Second Step Surviving Corporation to “Diligent Corporation”.

SECTION 1.4  Directors and Officers.

(a)                                 The directors of the Company immediately prior to the First Effective Time shall submit their resignations (the “Director Resignations”) to be effective as of the First Effective Time.  Immediately after the First Effective Time, Parent shall take the necessary action (i) to cause the directors of Merger Sub I immediately prior to the First Effective Time to be the directors of the First Step Surviving Corporation, each to hold office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal and (ii) to cause the officers of the Company immediately prior to the First Effective Time to be the initial officers of the First Step Surviving Corporation, each to hold office until his or her successor is duly elected or appointed and qualified or his or her earlier death, resignation or removal.

(b)                                 Immediately after the Second Effective Time, without any further action on the part of the First Step Surviving Corporation or any other Person (i) the directors of Merger Sub II immediately prior to the Second Effective Time shall continue as the directors of the Second Step Surviving Corporation, each to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal, and (ii) the officers of the First Step Surviving Corporation immediately prior to the Second Effective Time shall become the officers of the Second Step Surviving Corporation, each to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1  Effect on Capital Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, the Merger Subs or the holders of any of the following securities:

(a)                                 Conversion of Common Shares and Preferred Shares.

(i)       Each share of Common Stock of the Company, par value US$0.001 per share, issued and outstanding immediately prior to the First Effective Time (each, a “Common Share” and together with the Preferred Shares, the “Shares”), other than (A) any Common Shares beneficially owned by any direct or indirect wholly owned Subsidiary of the Company, (B) any Cancelled Shares (as defined herein) and (C) any Dissenting Shares (as defined herein), shall be converted into the right to receive US$4.90 in cash, without interest (subject to adjustment as contemplated by the last sentence of Section 7.2(a), the “Common Stock Merger Consideration”), payable to the holder thereof upon surrender of such Common Shares in the manner provided in Section 2.3; and

(ii)          Each Preferred Share issued and outstanding immediately prior to the First Effective Time, other than (A) any Preferred Shares beneficially owned by any direct or indirect wholly owned Subsidiary of the Company, (B) any Cancelled Shares and (C) any Dissenting Shares, shall be converted into the right to receive an amount in cash equal to the sum of (x) US$0.15, plus (y) all accrued and unpaid dividends, if any, thereon, whether or not declared, as of the Closing Date, plus (z) the Common Stock Merger Consideration (such sum, the “Preferred Stock Merger Consideration” and, collectively with the Common Stock Merger Consideration, the “Merger Consideration”).

(b)                                 Parent, Merger Subs and Company-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or the Merger Subs immediately prior to the First Effective Time, if any, or that is held in treasury by the Company immediately prior to the First Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the First Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)                                  Conversion of Merger Sub I Capital Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I or any other Person, each share of common stock, par value US$0.01 per share, of Merger Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged as a whole for a number of shares of common stock, par value US$0.001 per share, of the First Step Surviving Corporation (the “First Step Surviving Corporation Common Shares”) equal to the number of Common Shares (including all issued and outstanding Preferred Shares on an as-converted basis) issued and outstanding immediately prior to the First Effective Time, and the First Step Surviving Corporation Common Shares shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the First Effective Time.  From and after the First Effective Time, each certificate representing a number of shares of Merger Sub I common stock will evidence the number of shares of common stock of the First Step Surviving Corporation into which such shares shall have been so converted, until the same are surrendered for cancellation and exchange.

(d)                                 Conversion of First Step Surviving Corporation Capital Stock.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II or any other Person, (i) each share of capital stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be provided therefor; provided, however, that notwithstanding the foregoing, Common Shares outstanding at the Second Effective Time as a result of the exercise of Options under the 2007 Plan or the 2010 Plan as contemplated pursuant to Section 2.2(a) shall receive the Common Stock Merger Consideration, and (ii) each share of capital stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an identical share of capital stock of the Second Step Surviving Corporation.

(e)                                  Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the First Effective Time and are held by a Person (a “Dissenting Stockholder”) who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into, or represent the right to receive, the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its Shares shall be deemed to be converted as of the First Effective Time into the right to receive the applicable Merger Consideration, less any applicable withholding Taxes and without interest thereon, for each such Share in accordance with the provisions of this Agreement.  At the First Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence.  The Company shall give Parent prompt notice of any written demands or withdrawals of such demands for appraisal of Shares received by the Company and any other instruments served on the Company pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto.  For purposes of this Section 2.1(e), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except as set forth in the succeeding sentence.  Notwithstanding the foregoing, between the date of this Agreement and the First Effective Time, the Company shall not voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands without Parent’s prior written consent.

SECTION 2.2  Treatment of Equity Awards.

(a)                                 Awards under the 2007 Plan and 2010 Plan.

(i)       The Company shall, within five (5) Business Days of the date hereof, provide notice of the Merger to each holder of outstanding and unexercised options to purchase Common Shares (each, an “Option”) granted under the Diligent Board Member Services, Inc. 2007 Stock Option and Incentive Plan (the “2007 Plan”) or the Diligent Board Member Services, Inc. 2010 Stock Option and Incentive Plan (the “2010 Plan”), informing such holder that during the period beginning with the date the holder receives the notice and ending at the Second Effective Time, such holder shall have the right to exercise all or any part of the unexercised portion of such Options (without regard to employment requirements or any installment exercise limitations).  Each such Option, to the extent unexercised, shall be cancelled as of the Second Effective Time.

(ii)         The Company, the Board and the Compensation Committee of the Board, as applicable, shall adopt any resolutions and take any actions which are necessary to (A) effectuate the provisions of Section 2.2(a)(i), (B) provide that each of the 2007 Plan and the 2010 Plan will terminate as of the Second Effective Time and (C) ensure that following the Second Effective Time no participant in the 2007 Plan or the 2010 Plan will have any right thereunder to acquire any equity securities of Parent, the Company, the First Step Surviving Corporation, the Second Step Surviving Corporation or any of their respective Subsidiaries.

(b)                                 Awards under the 2013 Plan.

(i)       The Company shall provide that each Option granted under the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) that is outstanding and unexercised at the First Effective Time (whether vested or unvested) shall, automatically and without any required action on the part of the holder thereof, be canceled as of the First Effective Time, and the holder thereof shall be entitled to receive a payment in cash equal to the product of (A) the number of Common Shares previously subject to such Option and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Common Share previously subject to such Option (the “Strike Price”), without interest and less any required withholding Taxes.  For the avoidance of doubt, any Option granted under the 2013 Plan that has an exercise price that equals or exceeds the Common Stock Merger Consideration shall be cancelled in accordance with this Section 2.2(b)(i) for no consideration.  The Second Step Surviving Corporation shall pay, or cause an Affiliate to pay, either directly or through payroll, the holders of Options the cash payments described in this Section 2.2(b)(i) on or as soon as reasonably practicable after the Closing Date, and, in any event, no later than the first regularly scheduled payroll date that is at least two (2) Business Days after the Closing Date.

(ii)                                                    The Company shall provide that each Common Share granted pursuant to the 2013 Plan subject to vesting or other lapse restrictions (collectively, “Restricted Shares”) that is outstanding at the First Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled as of the First Effective Time, and the holder thereof shall be entitled to receive an amount in cash in respect of the cancellation of such Restricted Shares equal to the product of (x) the number of such Restricted Shares and (y) the Common Stock Merger Consideration, without interest and less any required withholding Taxes.  The Second Step Surviving Corporation shall pay, or cause an Affiliate to pay, either directly or through payroll, the holders of Restricted Shares the cash payments described in this Section 2.2(b)(ii) on or as soon as reasonably practicable after the Closing Date, and, in any event, no later than the first regularly scheduled payroll date that is at least two (2) Business Days after the Closing Date.

(iii)                The Company shall provide that each restricted stock unit granted under the 2013 Plan (each, a “RSU”) that is outstanding at the First Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled as of the First Effective Time and the holder thereof shall be entitled to receive an amount in cash in respect of the cancellation of such RSU equal to the product of (x) the number of Shares subject to such RSU immediately prior to the First Effective Time and (y) the Common Stock Merger Consideration, without interest and less any required withholding Taxes.  The Second Step Surviving Corporation shall pay, or cause an Affiliate to pay, either directly or through payroll, the holders of RSUs the cash payments described in this Section 2.2(b)(iii) on or as soon as reasonably practicable after the Closing Date, and, in any event, no later than the first regularly scheduled payroll date that is at least two (2) Business Days after the Closing Date.

(iv)                                                The Company shall provide that each performance share unit granted under the 2013 Plan (each, a “PSU”) that is outstanding at the First Effective Time, shall, automatically and without any required action on the part of the holder thereof, be cancelled as of the First Effective Time.  With respect to each PSU for which the applicable performance period (including any cumulative performance period) has ended prior to the First Effective Time and for which the applicable performance goals (including any cumulative performance goals) or other vesting criteria were not satisfied as of the end of the applicable performance period, such PSUs shall be cancelled in accordance with this Section 2.2(b)(iv) for no consideration.  With respect to (x) all PSUs for which the applicable performance period (including any cumulative performance period) has not ended prior to the First Effective Time, or (y) for which the applicable performance period has ended prior to the First Effective Time and the applicable performance goals and other vesting criteria were satisfied as of the end of the applicable performance period, in consideration for the cancellation of such PSU in accordance with this Section 2.2(b)(iv), the holder thereof shall be entitled to receive an amount in cash in respect of the cancellation of such PSU equal to the product of (x) the number of Shares subject to such PSU based on the achievement of the performance goals attributable to such PSU (determined assuming achievement of one hundred percent

(100%) of target levels) and (y) the Common Stock Merger Consideration, without interest and less any withholding Taxes.  The Second Step Surviving Corporation shall pay, or cause an Affiliate to pay, either directly or through payroll, the holders of PSUs the cash payments described in this Section 2.2(b)(iv) on or as soon as reasonably practicable after the Closing Date, and, in any event, no later than the first regularly scheduled payroll date that is at least two (2) Business Days after the Closing Date.

(v)                           At or prior to the First Effective Time, the Company, the Board and the Compensation Committee of the Board, as applicable, shall adopt any resolutions and take any actions which are necessary to (A) effectuate the provisions of this Section 2.2(b), (B) provide that the 2013 Plan will terminate as of the First Effective Time and (C) ensure that following the First Effective Time no participant in the 2013 Plan will have any right thereunder to acquire any equity securities of Parent, the Company, the First Step Surviving Corporation, the Second Step Surviving Corporation or any of their respective Subsidiaries.

SECTION 2.3  Payment for Shares.

(a)                                 Prior to the First Effective Time, Parent shall enter into an agreement with the Company’s share registrar to act as paying agent in connection with the First Merger (the “Paying Agent”) to receive payment of the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  At or immediately prior to the First Effective Time, Parent shall deposit with the Paying Agent in trust for the benefit of holders of Shares, sufficient funds to immediately pay the aggregate Merger Consideration.  Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be held in trust in an interest bearing account with a New Zealand registered bank (such cash and any interest thereon, the “Exchange Fund”).  Any interest or income produced by such investments will be payable to the Second Step Surviving Corporation or Parent, as Parent directs.

(b)                                 Promptly following the Closing (and in any event within three (3) Business Days thereafter), the Second Step Surviving Corporation shall cause to be mailed to each record holder, as of the First Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the First Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Shares, for payment of the applicable Merger Consideration therefor; provided that (A) such letter shall be sent to a record holder only if such record holder’s Shares are certificated or if delivery of such letter of transmittal is required by applicable Law or the Paying Agent’s standard operating procedures in order to enable the payment of the applicable Merger Consideration or to effect the surrender of Book-Entry Shares; and (B) if no such letter is so required to be sent to that record holder, the Paying Agent will promptly, following Closing, proceed to arrange for the payment of the applicable

Merger Consideration to such record holder.  If a letter of transmittal was sent to a record holder, upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Share shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares irrespective of whether a letter of transmittal was sent to that record holder.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Second Step Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)                                  At any time following the date that is twelve (12) months after the Closing, the Second Step Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Second Step Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.  Notwithstanding anything to the contrary in this Section 2.3(c), none of the Paying Agent, Parent or the Second Step Surviving Corporation shall be liable to a holder of capital stock of the Company for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)                                 The stock transfer books of the Company shall be closed on the Delisting Date and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Delisting Date, with the exception of settlement transfers executed prior to the Delisting Date.  After the First Effective Time, Certificates or Book-Entry Shares presented to the Second Step Surviving Corporation for transfer shall be canceled and, if applicable, exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e)                                  Notwithstanding anything in this Agreement to the contrary, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined herein) Laws.

(f)                                   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, including, if necessary, the making of an affidavit of that fact by the Person that claims such Certificate to have been lost, stolen or destroyed and/or the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

SECTION 2.4  Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a conversion of Preferred Shares, reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.

SECTION 2.5  No Further Dividends or Distributions.  No dividends or other distributions with respect to capital stock of the Second Step Surviving Corporation with a record date on or after the Closing Date will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs that except (i) as set forth on the disclosure schedule delivered by the Company to Parent and the Merger Subs immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent or (ii) as disclosed in the body of (i.e. not including the exhibits or incorporated documents) the SEC Reports (as defined herein) filed after March 15, 2013, and prior to the date of this Agreement, that are publicly available (other than any forward looking disclosures set forth under the captions “Risk Factors”, “Forward-Looking Statements” and any other disclosures contained or referenced therein to the extent such disclosures are predictive, cautionary or forward-looking in nature) and, provided that the disclosure in the SEC Reports shall not qualify the Company’s representations and warranties contained in Sections 3.3, 3.4, 3.16, 3.17 and 3.20:

SECTION 3.1  Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries (as defined herein) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, with such exceptions relating to the Company’s Subsidiaries (other than the Company’s

“significant subsidiaries” within the meaning of Rule 1-02(w) promulgated by Regulation S-X of the SEC) that would not reasonably be expected to, individually or in the aggregate, give rise to a liability that is material to the Company and its Subsidiaries, taken as a whole.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.2  Certificate of Incorporation and By-laws.  The Company has heretofore filed with the SEC a complete and correct copy of (a) its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and (b) its amended and restated by-laws, as amended to date (the “By-laws”).  The Company has provided Parent and the Merger Subs with complete and correct copies of certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as of the date of this Agreement.  The Certificate of Incorporation and the By-laws are in full force and effect and no amendments thereto have been approved by the Board. The Company is not in violation of any provisions of its Certificate of Incorporation or any provisions of its By-laws in any material respect.  None of the Company’s Subsidiaries is in violation of its certificate of incorporation or by-laws or other applicable constituent documents, with such exceptions that would not reasonably be expected to, individually or in the aggregate, give rise to a liability that is material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.3  Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 250,000,000 Common Shares, and (ii) 50,000,000 shares of preferred stock, par value US$0.001 per share, of which 50,000,000 shares of such preferred stock are designated as Preferred Shares.

As of 5:30 p.m. February 12, 2016, New Zealand time (the “Capitalization Date”):

(i)       87,499,646 shares of Common Stock were issued and outstanding (which number includes 0 Restricted Shares outstanding pursuant to awards granted under the Company Stock Plans);

(ii)                                                    0 shares of Common Stock were held by the Company in its treasury;

(iii)                                                 30,000,000 shares of Preferred Stock were issued and outstanding and no other shares of Preferred Stock were issued or outstanding;

(iv)                                                (A) there were 6,788,669 shares of Common Stock underlying outstanding Options, (B) there were 2,520,500 shares of Common Stock underlying outstanding RSUs, (C) there were 3,730,000 shares of Common Stock underlying outstanding PSUs and (D) there were 4,932,794 additional shares of Common Stock reserved for issuance pursuant to grants under the 2013 Plan; and

(v)                                                   30,000,000 shares of Common Stock were reserved for issuance upon conversion of the Company’s outstanding Preferred Shares.

The Series A Conversion Price (as defined in the Certificate of Incorporation) of the Preferred Shares is equal to US$0.10 and Series A Original Issue Price (as defined in the Certificate of Incorporation) is equal to $US0.10.

(b)                                 From the Capitalization Date, no options to purchase Shares have been granted and no Shares have been issued, except for Common Shares issued pursuant to the exercise of Options or the vesting of RSUs and PSUs, in each case in accordance with their terms.  Except as set forth in Section 3.3(a), (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, other than Common Shares issued pursuant to the exercise of Options or the vesting of RSUs and PSUs, in each case in accordance with their terms, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.  All outstanding Shares, and all Common Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.  Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), except for Liens pursuant to any applicable Laws or the Certificate of Incorporation or Bylaws.  No Subsidiary of the Company owns any Shares.

(c)                                  The Company has the authority (without the need to obtain any consents) to take all of the actions contemplated by Section 2.2 hereto.

SECTION 3.4  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (other than receipt of the Company Requisite Vote (as defined herein) and the filing with the Secretary of State of the State of Delaware of the Certificate of First Merger and the Certificate of Second Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and the Merger Subs, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The Board has approved and declared advisable this Agreement and the transactions contemplated hereby, which declaration has not been withdrawn or rescinded as of the date hereof.

SECTION 3.5  No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets, properties or rights of either the Company or any of its Subsidiaries or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Licenses held by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, order, authorization or permit of, action or waiver by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body in any jurisdiction anywhere in the world (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined herein)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the applicable requirements of the NZX under the NZX Rules and the Financial Markets Conduct Act 2013, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of First Merger and Certificate of Second Merger as required by the DGCL, (iv) the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”) and

(v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement or the consummation by the Company of the transactions contemplated hereby or (B) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6  Compliance.

(a)                                 Since March 15, 2013, neither the Company nor any of its Subsidiaries is or has been in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)                                 Since March 15, 2013, the Company and its Subsidiaries are and have been in compliance with the terms of all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, with such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  No suspension or cancellation of any material Licenses is pending or, to the Knowledge of the Company, threatened.

(c)                                  Since March 15, 2013, neither the Company nor any of its Subsidiaries has received any warning letter or other notice from any Governmental Entity alleging any material violation or potential violation by the Company or any of its Subsidiaries of any applicable Law, and none of the Company or its Subsidiaries is in material default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.  No investigation by any Governmental Entity of the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened.

SECTION 3.7  SEC Reports; NZX Compliance; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company and its Subsidiaries have filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, and amendments and supplements thereto) required to be filed by them with the Securities and Exchange Commission (the “SEC”) since March 15, 2013 (all such forms, reports, statements, certificates and other documents filed since March 15, 2013, including any amendments thereto, collectively, the “SEC Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied, and each of the SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the

Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder.  As of the time of filing with the SEC, none of the SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.

(b)                                 The Company has complied and is in compliance in all material respects with the NZX Rules.  The Company and its Subsidiaries have filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the NZX since March 15, 2013 (all such forms, reports, statements, certificates and other documents filed since March 15, 2013, including any amendments thereto, collectively, the “NZX Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the NZX Reports complied, and each of the NZX Reports filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the NZX Rules.  As of the time of filing with the NZX, none of the NZX Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such NZX Reports has been amended or superseded by a later NZX Report filed prior to the date of this Agreement.

(c)                                  The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC (and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to be filed with the SEC), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with (or to be filed with) the SEC since December 31, 2014 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal period-end audit adjustments, which are not material).

(d)                                 The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(e)                                  The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on such financial statements.

(f)                                   Since January 1, 2014, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(g)                                  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(h)                                 Except (i) as reflected, accrued or reserved against in the financial statements (or as disclosed in the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC prior to the date of this Agreement for the quarter ended September 30, 2015 (the “Most Recent Financial Statements”); (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, whether or not required, if known, by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.8  Absence of Certain Changes or Events.

(a)                                 Since September 30, 2015, (i) except in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and (ii) there has not been a Material Adverse Effect.

(b)                                 Since September 30, 2015 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (iii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xv) or (xvii) (in the case of xvii, only as applicable to clauses (iii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xiii) and (xv)) of Section 5.1 if proposed to be taken after the date hereof.

SECTION 3.9  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, with such exceptions as would not, individually or in the aggregate, reasonably be expected to give rise to a liability that is material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.10  Employee Benefit Plans.

(a)                                 Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  For purposes of this Agreement, the term “Company Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”)), and each other compensation and benefits plan, policy, program or arrangement, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, or arrangement, whether or not subject to ERISA, whether oral or written, in each case that is sponsored, maintained, contributed or required to be contributed to, by the Company or its Subsidiaries, or under which the Company or any Subsidiary has any current or potential liability.

(b)                                 With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof and, to the extent applicable,

(i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and any material modifications thereto, (iv) the most recent annual financial and actuarial reports and (v) the most recent written results of all required discrimination testing.  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred since the date of such letter which would reasonably be expected to materially adversely affect such qualification.

(c)                                  Each Company Plan has been established, administered and funded, in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), and other applicable Laws, rules and regulations.  All premiums due or payable with respect to insurance policies funding any Company Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s Most Recent Financial Statements.  No actions, suits, investigation or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, in each case, against any Company Plan or the Company (or any of its Subsidiaries) in respect of any Company Plan, or, to the Knowledge of the Company, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans.

(d)                                 None of the Company, or any ERISA Affiliate has within the preceding six years sponsored, maintained, contributed to, or been obligated to contribute to a plan (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  None of the Company Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e)                                  Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) entitle any employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement, (iii) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Employee or consultant or with respect to any Company Plan or (iv) increase any benefits otherwise payable under any Company Plan.

(f)                                   Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)                                  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has since January 1, 2005, been administered in all material respects in compliance with Section 409A of the Code.

(h)                                 All Company Plans subject to the laws of any jurisdiction outside of the United States (i)  if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)                                     The per share exercise price of each Option was not less than the fair market value of a Company Share on the date on which the grant of such Option was duly authorized and effective in accordance with its terms.

SECTION 3.11  Labor and Employment Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company and, to the Knowledge of the Company, there are not any pending activities or proceedings of any labor union to organize any such employees.  Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity against the Company or any of its Subsidiaries or any employee or other service provider thereof with respect to their employment or service for the Company or any of its Subsidiaries, (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees within the past three (3) years, (iii) there is no representation claim or petition pending before any applicable Governmental Entity with respect to the Company or any of its Subsidiaries, and (iv) there are no charges against the Company or any of its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)                                 Each of the Company and each of its Subsidiaries is, and, except where the applicable statute of limitations has expired, has been, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(c)                                  Within the past three (3) years, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States

Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(d)                                 To the Knowledge of the Company, no employee of the Company or its Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any applicable Governmental Entity that would materially restrict such Person from performing their duties to the Company or its Subsidiaries or that would materially conflict with the Company’s or any of its Subsidiaries’ business as currently conducted.

SECTION 3.12  Insurance.  (a) All material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) no notice of cancellation or termination has been received with respect to any such policy, other than such notices which are received in the ordinary course of business and (d) no denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy has been received.

SECTION 3.13  Title to Assets; Real Properties.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the material assets (other than capitalized or operating assets) reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except Permitted Liens.

(b)                                 Section 3.13(b) of the Company Disclosure Schedule lists all real property (other than storage facilities) currently leased or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to Parent and the Merger Subs copies (which are true and complete in all material respects) of all leases, lease guaranties, subleases, licenses, and agreements for the leasing, use, or occupancy of, or otherwise granting a right in the Leased Real Property, including all amendments, supplements, modifications, replacements, and restatements of the foregoing (collectively, the “Leases”), which are described on Section 3.13(b) of the Company Disclosure Schedule, and none of the Leases have been modified in any respect, except as described thereon.  Further, (i) each Lease is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no material breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder; (v) there are no unresolved material disputes under any Lease; (vi) neither the Company nor any of its Subsidiaries are obligated to pay any material brokerage commission in connection with any Lease; and (vii) neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any portion of any material Leased Real Property.

(c)                                  The Company and its Subsidiaries do not own any real property.

SECTION 3.14  Tax Matters.

(a)                                 (i) All income and other material Tax Returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been properly and timely filed (except those under valid extension) and all such Tax Returns are true and accurate, (ii) all material Taxes required to be paid (whether or not shown to be due on such Tax Returns) have been paid, (iii) neither the Company nor any of its Subsidiaries has received written notice of any claim with respect to, any Taxes, (iv) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith in appropriate Proceedings) upon any of the assets of the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any Person (other than the Company, or any Subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, (vi) the Company and each of its Subsidiaries has collected all material sales and use Taxes required to be collected and, with respect to such amounts that are required to be remitted prior to the Closing, has remitted such amounts to the appropriate Tax authorities, (vii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and (viii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) occurring or arising prior to the Closing; (D) installment sale or open transaction disposition made on or prior to the Closing; or (E) prepaid amount received on or prior to the Closing.

(b)                                 For purposes of this Agreement:

(i)                               “Taxes” shall mean any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or non-U.S.; and

(ii)                            “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15  Proxy Statement.  None of the information in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting will, on the date it is filed, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or the Merger Subs or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16  Opinion of Financial Advisor.  The Board has received the opinion of Jefferies LLC, (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Common Stock.  The Company will provide Parent with a true and correct copy of such opinion, solely for informational purposes after receipt thereof by the Company.

SECTION 3.17  Brokers.  No agent, broker, finder, investment banker or similar intermediary (other than the Financial Advisor, information with respect to whose fees payable in connection with the transactions contemplated hereby has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has provided Parent with true and correct copies of any engagement letter or similar Contract between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement, including all amendments or modifications thereto.

SECTION 3.18  Intellectual Property.

(a)                                 Section 3.18 of the Company Disclosure Schedule identifies:  (i) each item of Registered IP owned by the Company or any of its Subsidiaries and (ii) all products currently marketed, distributed or sold or in current plans to be marketed, distributed or sold by the

Company or any of its Subsidiaries as of the date of this Agreement (the “Company Products”).  All such material Registered IP is valid, subsisting and enforceable.

(b)                                 Company and its Subsidiaries own and possess all right, title and interest in and to all material Company IP it owns or purports to own, and has the valid right to use all other material Company IP.

(c)                                  Each Company Employee who contributed or may contribute to the creation or development of any Company Products or Intellectual Property Rights for the Company has signed an agreement effectively assigning to the Company all of such Company Employee’s rights in such contribution that the Company does not already own by operation of law.

(d)                                 Neither the Company Products nor the operation of the business of the Company or its Subsidiaries infringes, misappropriates, dilutes or otherwise violates, or has infringed misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other Person.  To the Knowledge of the Company, no other Person is infringing, misappropriating, diluting or otherwise violating, or has infringed, misappropriated, diluted or otherwise violated, any Company Products or other Company IP owned by the Company or its Subsidiaries.

(e)                                  No Company Product is distributed with any software that is licensed pursuant to an open source, public-source, freeware or other third party license agreement that requires the Company or any of its Subsidiaries to disclose or license any proprietary source code that embodies material Company IP for any Company Product, or that requires any Company Product to be made available at no charge.

(f)                                   The Company and its Subsidiaries possess all source code for the Company Products and other materials necessary for or used in the development and maintenance of Company Products.  Neither the Company nor any of its Subsidiaries has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any other Person, of any source code for the Company Products or other material trade secrets of the Company and its Subsidiaries.

(g)                                  The Company and each of its Subsidiaries have taken all commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s or its Subsidiaries’ confidential information and material trade secrets, and any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries that it is required to protect.

(h)                                 The Company and each of its Subsidiaries maintain commercially reasonable policies and procedures regarding data security, privacy, data transfer and the use of data.  The Company and its Subsidiaries are in compliance in all material respects with all such policies.

(i)                                     All computer hardware and software systems used or relied upon by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries (the “Business Systems”) are materially sufficient for the current needs of such business subject to ongoing maintenance and planned hardware and software system upgrades, and are subject to commercially reasonable disaster recovery and business continuity procedures. In the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have purchased and paid in full for a sufficient number of licenses for the operation of such Business Systems as operated on the date hereof, except for any discrepancies that are not reasonably expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries, taken as a whole.

SECTION 3.19  Material Contracts.

(a)                                 Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement and that are not filed as exhibits to the SEC Reports filed after March 15, 2013, and prior to the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans):

(i)       any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), with respect to the Company and its Subsidiaries, taken as a whole;

(ii)                                                    any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any current or former executive officer or member of the Board;

(iii)                                                 any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or territory or to compete with any Person in any line of business or territory; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (C) containing “most favored nation,” “exclusivity” or similar provisions; or (D) including any non-solicit or non-hire provision, other than ordinary course employee non-solicit agreements;

(iv)                                                any Contract entered into in since March 15, 2013, (A) relating to the disposition or acquisition of assets, the aggregate value of which, in each case, is in excess of US$200,000 by the Company or any of its Subsidiaries, other than Contracts related to data centers or other information technology assets in the ordinary course of business under which neither party has any material continuing obligations; or (B) pursuant to which the Company or any of its Subsidiaries has or may acquire any ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v)                                                   other than capital leases in connection with equipment in the ordinary course of business, any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of US$200,000 individually or US$1,000,000 in the aggregate, other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, and (C) extensions of credit to customers in the ordinary course of business;

(vi)                                                any Contract providing for the payment, increase or vesting of any benefits or compensation in connection with the Merger (other than Contracts evidencing Company Options, RSUs, PSUs and other equity grant agreements entered into pursuant to the Company Stock Plans);

(vii)                                             any Contract that is a settlement or similar Agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement or that does not include a full and complete release of the Company without admission of any liability;

(viii)                                          any Contract that involves a joint venture, limited liability company or partnership with any third Person;

(ix)                                                any Contract pursuant to which the Company, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the research or development of, or collaboration with respect to, any product of the Company for which the Company or any of its Subsidiaries is currently engaged in research or development, excluding (A) non-disclosure agreements (B) Contracts with contractors or vendors providing services to the Company or any of its Subsidiaries under which all intellectual property developed is owned exclusively by the Company and (C) Contracts with employees in the ordinary course of business, under which intellectual property developed by such employee is owned exclusively by the Company;

(x)                                                   any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than indemnification provisions in Contracts entered into with customers in the ordinary course of business;

(xi)                                                any material Contract pertaining to the acquisition, disposition or use of Company IP (other than for the use of commercially available, off-the-shelf software or non-exclusive Contracts with customers in the ordinary course of business) or granting an exclusive license of Company IP to a third party;

(xii)                                             any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xiii)                                          any voting agreement or registration rights agreement relating to any securities of the Company;

(xiv)                                         any Lien on any material property or assets of the Company or any of its Subsidiaries;

(xv)                                            any customer or client Contract (or series of related Contracts) that involved revenues in fiscal year 2015 in excess of US$150,000;

(xvi)                                         any supply or vendor Contract (or series of related Contracts) that involved payments by the Company or any of its Subsidiaries in fiscal year 2015 in excess of US$250,000; and

(xvii)                                      any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities.

(b)                                 Each of the Material Contracts is valid, binding and enforceable against the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, with such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, with such exceptions as would not, individually or in the aggregate, reasonably be expected to give rise to a liability that is material to the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of termination or cancellation under any Material Contract or received any written or, to the Knowledge of the Company, oral notice of breach or default in any material respect under any Material Contract which breach has not been cured, with such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c)                                  Copies of all such Material Contracts that are true and complete in all material respects (including all exhibits, schedules and amendments thereto) disclosed in Section 3.19(a) of the Company Disclosure Schedule have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent.

SECTION 3.20  Company Requisite Vote; Takeover Statutes.

(a)                                 Assuming the accuracy of the representations and warranties of Parent and the Merger Subs in Sections 4.9 and 4.10, the affirmative vote of (i) the holders of at least sixty percent (60%) of the then outstanding Preferred Shares, consenting or voting separately as a class and (ii) the holders of a majority in voting power of the outstanding Preferred Shares and outstanding Common Shares, voting as one class, are the only vote of holders of any class of securities of the Company which is required to adopt this Agreement (the “Company Requisite Vote”).

(b)                                 Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Sections 4.9 and 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation or By-Laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated hereby.

SECTION 3.21  Related Party Transactions.  Other than as disclosed in the Company’s definitive proxy statement in connection with its 2015 annual meeting of stockholders and except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand (each of which has been disclosed and a copy provided to Parent), there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015, or its proxy statement pertaining to an annual meeting of stockholders.

SECTION 3.22  Data Privacy and Security.

(a)                                 Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have implemented and followed in all material respects commercially reasonable physical, technical, organizational, and administrative security measures, policies, and procedures that are designed to: (i) mitigate potential security risks with respect to the Company’s services; (ii) comply with the Data Privacy Requirements, (iii) identify security breach risks relating to the Company’s information technology systems, (iv) prevent security breaches, (v) identify, document, and remediate actual or suspected security breaches relating to the Company’s information technology systems and the Company’s services, and (vi) at least annually, train all employees, consultants, agents, and contractors of the Company and each of its Subsidiaries applicable to their service to the Company, in (A) their responsibilities relating to compliance with Data Privacy Requirements, and (B) recognizing and minimizing security breach risks relating to the Company’s information technology systems, the Company’s services, and any customer data held by the Company and each of its Subsidiaries.

(b)                                 No complaint, claim, enforcement action, or litigation that alleges any non-compliance by the Company or any of its Subsidiaries with any applicable Data Privacy Requirement has been served on or, to the Knowledge of the Company, initiated against the Company or any of its Subsidiaries and the Company and each of its Subsidiaries have not received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or alleged violation of any Data Privacy Requirement and, to the Knowledge of the Company, the Company and each of its Subsidiaries are not under investigation by any Governmental Entity for any actual or potential violation of any Data Privacy Requirement.

(c)                                  The Company and each of its Subsidiaries have not experienced any security breaches within the past three (3) years that would require law enforcement or Governmental Entity notification, or any remedial action under any applicable Data Privacy

Requirement.  To the Knowledge of the Company, the Company and each of its Subsidiaries are not the subject of any pending or threatened complaint, action, fine, or penalty in connection with any such data security breaches experienced by the Company and each of its Subsidiaries.

(d)                                 The Company and each of its Subsidiaries are in material compliance with the Data Privacy Requirements related to international data transfer, except for transfers of data made from EU member countries.  With respect to the transfer of data made from EU member countries, prior to October 6, 2015, the Company and each of its Subsidiaries had been in material compliance with the Data Privacy Requirements related to such transfer.

(e)                                  The Company and each of its Subsidiaries require their vendors and other third parties to safeguard Personal Data and the Company’s services to at least the same degree that the Company and its Subsidiaries provide.

SECTION 3.23  Export Controls; Anti-Corruption; Anti-Money Laundering.

(a)                                 None of the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Representatives of the Company or any of its Subsidiaries, has, since January 1, 2011, taken any action that would cause any of the foregoing to be in violation of any of the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), the U.S. Travel Act, U.K. Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all applicable anti-bribery, anti-corruption and anti-money laundering laws (collectively, hereinafter, the “Anti-Corruption Laws”).

(b)                                 Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Representatives of the Company or any of its Subsidiaries, has, directly or indirectly, made, offered, promised or authorized, or caused to be made, offered, promised or authorized, and will not make, offer, promise or authorize, or cause to be made, offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including but not limited to money, property or services, (i) as a kickback, gratuity or bribe to any foreign official as defined in the FCPA, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the use of funds of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Representatives of the Company or any of its Subsidiaries (i) is under investigation for any potential violation of the Anti-Corruption Laws, or (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Anti-Corruption Laws.

(c)                                  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Representatives of the Company or any of its Subsidiaries, is (i) a Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a Person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”) (presently, Cuba, Iran, North Korea, Sudan,

Syria and the Crimea region of Ukraine), or (iii) any Person owned or controlled by any Person or Persons specified in (i) or (ii) above or otherwise the target of Sanctions (together, “Sanctioned Persons”).  The Company and, to the Knowledge of the Company, each Related Person of the Company, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any Representative of the Company being designated as a Sanctioned Person.  Neither the Company nor any Subsidiary of the Company is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country in any manner that would result in the violation of Sanctions by the Company and its Subsidiaries.

(d)                                 The Company is in compliance in all material respects with applicable export and re-export control laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce and OFAC.

(e)                                  (i) The Company and each of its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company and its Subsidiaries (collectively, “AML Laws”), including without limitation, the USA PATRIOT Act and (ii) no Action involving the Company or any of its Subsidiaries, with respect to AML Laws, is currently pending or, to the knowledge of the Company, threatened which in each case would be reasonably expected to result in a material violation of this representation.

SECTION 3.24  Powers of Attorney.  Section 3.24 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of the names of each Person holding a power of attorney or agency authority from the Company or any of its Subsidiaries.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and each Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the disclosure schedule delivered by Parent and the Merger Subs to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1  Organization.  Each of Parent and each Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.  Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” of Parent and the Merger Subs for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.  Neither Parent nor any Merger Sub is in violation of its organizational or governing documents.  Neither Parent nor either Merger Sub is in violation of its certificate of incorporation, by-laws or other similar organizational document.

SECTION 4.2  Authority.  Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and each Merger Sub and the consummation by Parent and each Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and the Merger Subs, within twenty-four (24) hours of the execution and delivery of this Agreement by the Merger Subs, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of each of the Merger Subs, and no other corporate proceedings on the part of Parent or the Merger Subs are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the Merger and the other transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of First Merger and the Certificate of Second Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and each Merger Sub enforceable against each of Parent and each Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3  No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by Parent and the Merger Subs of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the respective certificate of incorporation or by-laws (or similar organizational documents) of Parent or the Merger Subs, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or the Merger Subs or by which any of them or any of their respective properties are bound or (iii) result in any Lien or any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or the Merger Subs are a party or by which Parent or the Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated hereby.

(b)                                 The execution, delivery and performance of this Agreement by each of Parent and each Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and each Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the NZX under the NZX Rules and the Financial Markets Conduct Act 2013, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of First Merger and Certificate of Second Merger as required by the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.4  Absence of Litigation.  As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby.  As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby.

SECTION 4.5  Proxy Statement.  None of the information supplied or to be supplied in writing by Parent or the Merger Subs for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and the Merger Subs make no representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.  Parent and the Merger Subs will take all commercially reasonable efforts to supply information necessary for the Proxy Statement as promptly as practicable.

SECTION 4.6  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the Merger Subs.

SECTION 4.7  Availability of Funds; Financing.

(a)                                 As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of executed commitment letters, dated as of the date of this Agreement, between Parent and the Guarantors (collectively, the “Equity Commitment Letter”) pursuant to which the Guarantors have committed, subject only to the terms and conditions thereof, to invest in Parent, directly or indirectly, the aggregate cash amounts set forth therein (the “Equity Financing”).  The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof and the Company is entitled to enforce such agreement, in each case, subject to the terms and conditions thereof.

(b)                                 As of the date hereof, (i) the Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, (ii) no such amendment, supplement or modification that is or would reasonably be expected to be adverse to the Company is contemplated and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, there are no other Contracts, agreements, side letters or arrangements to which Parent or either Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.  The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and the Guarantors, except as such enforceability may be subject to (i) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of the Equity Commitment Letter, or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable or delayed.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letter.  As of the date hereof, neither Parent nor Merger Sub has reason to believe that it could be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it nor does Parent have Knowledge, as of the date of this Agreement, that any of the Guarantors will not perform their respective funding obligations under the Equity Commitment Letter in accordance with its terms and conditions.

(c)                                  As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of the executed commitment letter dated as of the date hereof (collectively, the “Debt Commitment Letter”; provided, that for purposes of this Agreement, the Debt Commitment Letter shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with Section 6.17, any commitment letters executed by such alternative financial institutions in respect of such alternative financing) from the Financing Sources referenced therein, including Golub Capital Markets LLC or any affiliate thereof”; provided, that for purposes of this Agreement, the Financing Sources shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with Section 6.17, any such alternative financial institution, together with executed fee letters referenced in the Debt Commitment Letter (collectively, the “Debt Fee Letters”) (it being understood that any such fee letter provided to the Company shall be redacted to omit the amount of fees, other numerical amounts and “flex provisions” provided therein and any other customarily redacted provisions provided therein (none of which would adversely affect the amount, conditionality or availability or termination of the Debt Financing)), pursuant to which, and subject only to the terms and conditions expressly set forth therein, the Financing Sources have committed to lend the amounts set forth therein to Parent and/or Merger Subs for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing” and together with the Equity Financing, the “Financing”); provided, that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financing).  As of the date hereof, other than the Debt Fee Letters, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters in respect of the Debt Financing and side letters or other agreements, contracts or arrangements expressly set forth in the Debt Commitment Letter) relating to the Debt Commitment Letter.

(d)                                 As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect and (ii) no such amendment, supplement or modification that is or would reasonably be expected to be adverse to the Company is contemplated.  As of the date hereof, there are no other Contracts, agreements, side letters or arrangements to which Parent or either Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter.  The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Subs and, to the Knowledge of Parent, the other parties thereto, except as such enforceability may be subject to (i) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subs under any term, or a failure of any condition, of any of the Debt Commitment Letter, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable or delayed.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter.  As of the date hereof, neither Parent nor either Merger Sub has reason to believe that it could be unable to satisfy on a timely basis any term or condition of any of the Debt Commitment Letter required to be satisfied by it, nor does Parent have Knowledge, as of the date of this Agreement, that any of the Financing Sources will not perform the respective funding obligations under the Debt Commitment Letter in accordance with its terms and conditions.  Parent and Merger Subs have fully paid any and all commitment fees or other fees that are due and payable on or before the date of this Agreement pursuant to the Debt Commitment Letter and will have fully paid prior to the Closing any and all commitment fees or other fees as they become due and payable after the date of this Agreement pursuant to the Debt Commitment Letter.

(e)                                  The net proceeds of the Equity Financing and the Debt Financing, when funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, together with the Company’s and its Subsidiaries’ cash on hand, will be, in the aggregate, sufficient to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or the Merger Subs in connection with the Merger.

(f)                                   As of the date of this Agreement, none of Guarantors, Parent, the Merger Subs or any of their respective Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

SECTION 4.8  Operations and Ownership of Parent and Merger Subs.

(a)                                 Each of Parent and each Merger Sub has been formed for the purpose of engaging in the transactions contemplated hereby and prior to the date hereof will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b)                                 As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value US$0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub I is, and immediately prior to the First Effective Time will be, owned by Merger Sub II.

(c)                                  As of the date of this Agreement, the authorized capital stock of Merger Sub II consists of 1,000 shares of common stock, par value US$0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub II is, and immediately prior to the Second Effective Time will be, owned by Parent.

SECTION 4.9  Ownership of Shares.  As of the date of this Agreement, none of Parent, the Merger Subs or the Guarantors owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, the Merger Subs or their respective Affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement and the Voting Agreement.

SECTION 4.10  Certain Agreements.  As of the date of this Agreement, neither Parent or the Merger Subs nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of Guarantor or any of its Affiliates), director, officer or employee of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger or (ii) the Second Step Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger in respect of such holder’s Shares; (ii) such holder of Shares has agreed-except pursuant to the Voting Agreement-to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer or employee of the Company other than the Guarantors has agreed to provide, directly or indirectly, equity investment to Parent, the Merger Subs or the Company to finance any portion of the Merger.  Neither Parent nor either Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

SECTION 4.11  Guarantees.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guarantees, dated as of the date hereof, in favor of the Company.  The Guarantees are in full force and effect.  As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantors pursuant to the Guarantees.

SECTION 4.12  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of each of Merger Subs is the only vote or consent of the holders of any class or series of capital stock of the Merger Subs necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.13  Solvency.  As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, the Merger Subs, the Company and their respective Subsidiaries in connection therewith and the Debt Financing), and assuming (a) satisfaction of the conditions to the obligations of Parent and the Merger Subs to consummate the transactions contemplated by this Agreement, (b) the accuracy of the representations and warranties of the Company set forth herein and the performance of the Company of its obligations hereunder in all respects, and (c) that any estimates, projections, forecasts, forward-looking information or business plans of the Company and its Subsidiaries that have been provided by the Company to Parent prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, (A) the amount of the “fair saleable value” of the assets of each of the Second Step Surviving Corporation and its Subsidiaries will exceed (x) the value of all liabilities of the Second Step Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (y) the amount that will be required to pay the probable liabilities of each of the Second Step Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (B) each of the Second Step Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (C) each of the Second Step Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.14  No Other Information; Non-Reliance.

(a)                                 Parent and the Merger Subs acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III.  The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

(b)                                 Each of Parent and each Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on (except with regards to the representations and warranties made in Section 4.13 hereof):

(i)                                                       any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(ii)                                                    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1  Conduct of Business of the Company Pending the Merger.  Between the date of this Agreement and the First Effective Time, except as otherwise expressly contemplated or required by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its Subsidiaries to conduct the business of the Company and its Subsidiaries in its ordinary course of business and use their commercially reasonable efforts to preserve substantially intact its business organization and material business relationships, and (b) the Company shall not and shall cause its Subsidiaries not to:

(i)                                                       amend or otherwise change its Certificate of Incorporation or By-laws or any similar governing instruments;

(ii)                                                    issue, grant, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except for (A) the issuance of Shares upon the exercise of Options, the vesting and settlement of RSUs and PSUs or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Stock Plan and such grants, (B) the issuance of Common Shares to members of the Company’s Board of Directors pursuant to the director compensation arrangements disclosed in the SEC reports as set forth on Section 5.1(ii) to the Company Disclosure Schedule or (C) the issuance of Common Shares in connection with any conversion of Preferred Shares in accordance with the terms of the Certificate of Incorporation);

(iii)                                                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, any combination thereof or otherwise,

with respect to any of its capital stock, (except for (A) any dividend or distribution by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (B) any dividend to which the holders of Preferred Shares are entitled pursuant to the terms of the Certificate of Incorporation, provided that such dividend is paid solely in cash).

(iv)                                                reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for (A) in connection with any conversion of Preferred Shares by the holders of such Shares in accordance with the terms of the Certificate of Incorporation or (B) the acquisition of Shares tendered by employees or former employees in connection with a cashless or net exercise of Options or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, RSUs or PSUs), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s Subsidiaries;

(v)                                                   (A) make any acquisition of or investments in (whether by merger, consolidation or acquisition of stock or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than data center or other information technology assets acquired in the ordinary course of business not in excess of $500,000 in the aggregate or (B) merge, consolidate or reorganize with, acquire or enter into any other business combination with any corporation, partnership or other business organization or division thereof (other than Parent or Merger Sub), or enter into any negotiations, discussions or agreement for such purpose (except in compliance with Section 6.5), or (C) form any Subsidiary;

(vi)                                                sell, lease, license, assign, transfer or otherwise dispose of or create or incur any Lien on (other than Permitted Liens) (whether by merger, consolidation or disposition of stock or assets or otherwise) any material assets, other than sales or dispositions of equipment and/or inventory in the ordinary course of business or non-exclusive licenses in the ordinary course of business consistent with past practice;

(vii)                                             other than with respect to customer Contracts entered into in the ordinary course of business, enter into any Contract which would have been required to have been disclosed on Section 3.19 of the Company Disclosure Schedule had such Contract been entered into prior to the date of this Agreement or amend in any material respect, violate or terminate any such Contract or Material Contract;

(viii)                                          authorize or make any capital expenditures exceeding $200,000 individually or $1,000,000 in the aggregate or any commitments therefor;

(ix)                                                incur, or modify in any material respect in an manner adverse to the Company, the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to any other Person (other than a

Subsidiary of the Company), in each case, other than advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course consistent with past practice;

(x)                                                   except to the extent required under any Company Plan or applicable Law, (A) increase the compensation, bonus or fringe or other benefits of any of its directors, officers or employees, (B) grant or increase any severance or termination pay, (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business, (D) establish, adopt, enter into, amend or terminate any Company Plan, (E) enter into any collective bargaining agreement, (F)  make any loan to, or enter into any other transaction with, any Company Employee, or forgive or discharge in whole or in part any outstanding loans or advances to any Company Employees, provided that the foregoing shall not restrict advancement for business expenses made to Company Employees in the ordinary course of business consistent with past practice, (G) terminate without “cause” any Company Employee with annual compensation in excess of US$175,000, or (H) hire or engage any new employee or independent contractor of the Company or any of its Subsidiaries with annual compensation in excess of US$150,000;

(xi)                                                make any material change in any accounting principles, except as required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)                                             other than as required by applicable Law, (A) make any material Tax election or change any material method of accounting, (B) enter into any settlement or compromise of any Tax liability, (C) file any amended Tax Return with respect to any Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any Tax, (F) surrender any right to claim a Tax refund, or (G) consent to any extension or waiver of any limitation period applicable to any claim or assessment in respect of Taxes;

(xiii)                                          commence, settle, terminate, waive or compromise any Proceeding, other than settlements or compromises of litigation providing solely for a monetary payment that does not exceed US$100,000 individually or US$500,000 in the aggregate and is not related to the transactions contemplated under this Agreement;

(xiv)                                         enter into, materially amend, renew, terminate, or otherwise materially modify any Lease, or request, decline, or grant any material option thereunder;

(xv)                                            materially amend, modify or make any changes in the Company’s or any of its Subsidiaries’ standardized or other sales terms and conditions, except in the ordinary course of business or as required by applicable Law;

(xvi)                                         materially amend, modify or make any changes to coverage levels of, or terminate, any insurance policy of the Company or any of its Subsidiaries; or

(xvii)                                      agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xiii).

SECTION 5.2  Adoption by Merger Subs.  Parent shall, promptly (and in any event, within twenty-four (24) hours) following execution of this Agreement, duly adopt this Agreement in its capacity as sole stockholder of each Merger Sub and deliver to the Company evidence of its vote or action by written consent duly adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of each Merger Sub.

SECTION 5.3  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the First Effective Time.  Prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1  Stockholders Meeting.  The Company shall (a) as soon as reasonably practicable following the date of this Agreement, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Requisite Vote (the “Stockholders Meeting”), (b) subject to Section 6.5, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (c) subject to Section 6.5, use its reasonable best efforts to obtain the Company Requisite Vote (including using reasonable best efforts to solicit proxies from the Company’s stockholders).  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  The Company will convene and hold the Stockholders Meeting no later than the thirtieth (30th) day following the mailing of the Proxy Statement to the stockholders.  Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Stockholders Meeting if (i) there are holders of an insufficient number of the Common Shares and Preferred Shares present or represented by proxy at the Stockholders Meeting to constitute a quorum at the Stockholders Meeting, (ii) the Company is required to postpone or adjourn the Stockholders Meeting by applicable Law, order or a request from the SEC or the NZX, or (iii) the Board shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is necessary to ensure that any supplement or amendment to the Proxy Statement required by Law is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement.  The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.1, its obligations pursuant to this

Section 6.1 shall not be affected by the making of an Adverse Recommendation Change by the Board or the occurrence of an Intervening Event except as expressly set forth in this Section 6.1

SECTION 6.2  Securities Filings.

(a)                                 As soon as reasonably practicable following the date of this Agreement (and in any event within ten (10) Business Days hereof), the Company shall, with the assistance of Parent, prepare and file with the SEC and submit for review by the NZX a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) relating to the Stockholders Meeting.  Subject to Section 6.5, the Company shall include the Recommendation in the Proxy Statement.  Parent, the Merger Subs and the Company will cooperate with each other in the preparation of the Proxy Statement.  The Company shall cause the Proxy Statement to be distributed to the Company’s stockholders as promptly as practicable after the date the SEC and the NZX, respectively, each confirms that it has no further comments to the Proxy Statement.

(b)                                 If the Company is required to file any document other than the Proxy Statement with the SEC or the NZX in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC or the NZX.  The Company will cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NZX Rules.

(c)                                  Without limiting the generality of the foregoing, Parent and each Merger Sub will furnish to the Company the information relating to it required by the Exchange Act, the NZX Rules and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or an Other Required Company Filing, as and to the extent requested by the Company.  The Company shall not file the Proxy Statement or any Other Required Company Filing without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).  The Company shall use its reasonable best efforts to resolve all SEC and NZX comments with respect to the Proxy Statement or an Other Required Company Filing as promptly as practicable after receipt thereof and to cause the Proxy Statement or Other Required Company Filing in definitive form to be cleared by the SEC or the NZX and mailed (if required by applicable Law) to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC and submission to the NZX.  The Company, prior to responding to SEC or NZX comments with respect to the Proxy Statement or any Other Required Company Filing, will first provide Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.  Each of Parent, the Merger Subs and the Company agree to promptly correct any material information provided by it for use in the Proxy Statement or Other Required Company Filing that shall, to the Knowledge of such party, have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC or the NZX with respect to the Proxy Statement or any Other Required Company Filing and any request by the SEC or the NZX for any amendment to the Proxy Statement or Other Required Company Filing or for additional information.

(d)                                 If Parent, the Merger Subs or any of their respective Affiliates is required to file any document with the SEC or the NZX in connection with the Merger or the Stockholders Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and the Merger Subs will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC or the NZX.  Parent and the Merger Subs will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NZX Rules.  Neither Parent or the Merger Subs nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC or the NZX without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel.

SECTION 6.3  Resignation of Directors.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Subsidiary of the Company, in each case, effective at the First Effective Time.

SECTION 6.4  Access to Information; Confidentiality.

(a)                                 From the date hereof to the First Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and each of their Representatives to, afford Parent and its Representatives reasonable access, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its Representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the opinion of counsel, reasonably be expected to result in the waiver of any attorney-client privilege or contravene any applicable Law.

(b)                                 Each of Parent and each Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or the Merger Subs in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 3, 2015, between the Company and Insight Venture Partners, LLC (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.5  Acquisition Proposals.

(a)                                 The Company shall not, and shall cause its Subsidiaries not to (whether directly or indirectly through Affiliates, directors, officers, employees, attorneys, investment bankers, representatives, advisors or other intermediaries (“Representatives”)) nor shall (directly or indirectly) the Company authorize or permit any of its or its Subsidiaries’ Representatives to: (i) directly or indirectly, initiate, solicit or knowingly encourage any inquiries with respect to, or the making of any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or (v) agree to resolve to take, or take, any of the actions prohibited by the foregoing clauses (i), (ii), (iii) and (iv); provided, however, it is understood and agreed that any determination or action by the Board permitted under Section 6.5(b) or Section 6.5(e) shall not be deemed to be a breach or violation of this Section 6.5(a). From and after the date hereof, the Company shall, and shall cause each of its Subsidiaries and shall instruct its and their Representatives to, (A) immediately cease any and all existing activities, solicitations, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any of the foregoing, (B) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provision contained in any confidentiality or other agreement) to which the Company or any of its Affiliates or Representatives is a party, unless, solely with respect to this clause (C), the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable Law. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company, its Subsidiaries or its businesses, operations or affairs heretofore furnished by or on behalf of the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and terminate any “data room” or similar access of such Persons and their Representatives.

(b)                                 Notwithstanding anything to the contrary in Section 6.5(a), nothing contained in this Agreement shall prevent the Company or the Board from (i) taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Board to the Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or from making any disclosure if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable Law,

(provided, that neither the Company nor the Board may recommend any Acquisition Proposal unless permitted by Section 6.5(e) and the Company may not fail to make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the Recommendation unless in compliance with Section 6.5(f)); (iii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide unsolicited written Acquisition Proposal after the date hereof (it being understood that such Person or group may have engaged in discussions with the Company prior to the date hereof and may submit an unsolicited Acquisition Proposal following the date hereof), not resulting from a breach of Section 6.5(a), if the Board receives from the Person so requesting such information an executed confidentiality agreement (a copy of which shall be provided to Parent) on terms that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement must contain a standstill provision) and, to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent substantially concurrent with the time it is provided to such Person; or (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an unsolicited Acquisition Proposal after the date hereof (it being understood that such Person or group may have engaged in discussions with the Company prior to the date hereof and may submit an unsolicited Acquisition Proposal following the date hereof), not resulting from a breach of Section 6.5(a), if, and only if, prior to taking such action as set forth in the foregoing clauses (iii) and (iv), the Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors (A) that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable Law and (B) that, such Acquisition Proposal, constitutes, or could reasonably be expected to result in, a Superior Proposal.

(c)                                  The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of any Acquisition Proposal or the determination of the existence of an Intervening Event, as applicable, of (i) the material terms and conditions of any such Acquisition Proposal (including the identity of the Person making any such Acquisition Proposal and if applicable, providing copies of any written inquiries, requests, proposals or offers and any proposed agreements relating thereto, which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) or the Intervening Event, as applicable and (ii) any request for non-public information or to engage in negotiations or discussions that would reasonably be expected to lead to an Acquisition Proposal.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision in response to an Acquisition Proposal to the Board made under circumstances in which the Company is permitted under this Section 6.5 to participate in discussions regarding an Acquisition Proposal, but only to the extent necessary to allow it to respond to such Acquisition Proposal as permitted under this Section 6.5.  The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Acquisition Proposal or Intervening Event, as applicable, and keep Parent reasonably informed as to the material details of all developments, discussions or negotiations regarding the financial and any other material terms of the Acquisition Proposal or request (including by providing, within 24 hours after receipt thereof, copies of all drafts of proposed agreements relating thereto which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal).

(d)                                 Except as permitted by Section 6.5(e), the Board will not (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in any manner adverse to Parent or each Merger Sub, the Recommendation, (ii) approve, recommend, endorse or otherwise declare advisable, or publicly propose to approve, recommend, endorse or otherwise declare advisable, an Acquisition Proposal, (iii) fail to include the Recommendation in the Proxy Statement, (iv) fail to publicly recommend against any Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such Acquisition Proposal by the Company’s stockholders, which shall constitute a failure to recommend against such Acquisition Proposal), or to publicly re-affirm the Recommendation, in each case, within five (5) Business Days following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remain prior to the Stockholders Meeting, as it may be adjourned or postponed in accordance with this Agreement) (any of the actions described in the foregoing clauses (i), (ii), (iii) and (iv), an “Adverse Recommendation Change”) or (v) approve, recommend, declare advisable or enter into any definitive agreement relating to an Acquisition Proposal (excluding, for the avoidance of doubt, a confidentiality agreement as contemplated by Section 6.5(b)).

(e)                                  Notwithstanding anything in this Section 6.5 to the contrary, at any time prior to obtaining the Company Requisite Vote:

(i)       if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.5, that (A) such proposal is a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable Law, the Company or the Board may effect such Adverse Recommendation Change and terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not effect an Adverse Recommendation Change or terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless (x) the Company complies with the provisions of Section 6.5(c) and (f) in all respects prior to terminating this Agreement and (y) concurrently with such termination, the Company pays to Parent the Termination Fee and enters into a definitive agreement with respect to such Superior Proposal; or

(ii)                                                    other than in connection with an Acquisition Proposal that constitutes a Superior Proposal as provided in clause (i) above, the Board may only effect an Adverse Recommendation Change in response to any Intervening Event if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the Board’s fiduciary duties under applicable Law; provided, however, the Company shall not effect an Adverse Recommendation Change pursuant to this sentence unless the Company complies with the provisions of Section 6.5(c) and (f) in all respects.

(f)                                   Prior to the Company taking any action permitted under (i) Section 6.5(e)(ii), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent it intends to effect a Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor and, during such three (3) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Adverse Recommendation Change or (ii) Section 6.5(e)(i), the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising Parent that the Board intends to take such action, and specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such three (3) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(g)                                  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                                                       “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(ii)                                                    “Superior Proposal” means a bona fide written Acquisition Proposal made following the date hereof (on its most recently amended or modified terms, if amended or modified, it being understood that the Person or group making such Acquisition Proposal may have engaged in discussions with the Company prior to the date hereof and may make an unsolicited Acquisition Proposal following the date hereof) involving (A) assets that generate more than 50% of the consolidated total revenues, (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the Board in good faith determines (after consultation with its outside legal advisors and financial advisors, who shall be a nationally recognized investment banking firm) would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby.

(iii)                                                 “Intervening Event” means any event or development or material change in circumstances with respect to, and specific to, the Company that materially improves the business, assets, or operations of the Company and was (A) not actually known to, or reasonably expected by, the Board as of the date of this Agreement; (B) becomes known to the Board prior to obtaining the Company Requisite Vote; and (C) does not relate to any Acquisition Proposal; provided that any change in the market price or trading volume of the Company’s stock will not constitute an Intervening Event (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is an Intervening Event).

SECTION 6.6  Employment and Employee Benefits Matters.

(a)                                 As of and after the Closing, Parent will, or will cause the Second Step Surviving Corporation to, or, where approval of a third party provider is required, use commercially reasonable efforts to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not (i) for purposes of benefit accruals under any defined benefit pension plans, (ii) to the extent this credit would result in a duplication of benefits for the same period of service, or (iii) for purposes of eligibility or benefits under any post termination welfare benefits) under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements of Parent and its Subsidiaries in which Company Employees participate from and after the Closing Date for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company or any Subsidiary immediately prior to the First Effective Time.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Closing.

(b)                                 Nothing in this Agreement shall modify or amend any Company Plan or other agreement, plan, program or document.  Nothing in this Section 6.6 shall obligate Parent, the First Step Surviving Corporation, the Second Step Surviving Corporation or any of their respective Affiliates to employ any person for any period of time after the First Effective Time, and this Section 6.6 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person.  Without limiting the generality of Section 9.6, the provisions of this Section 6.6 are solely for the benefit of the parties to this

Agreement, and no current or former employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement.  Nothing contained in this Section 6.6 shall be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (i) amend, terminate or modify the duties, responsibilities or employment of any Company Employee, (ii) amend, terminate or modify any Company Plan or any compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the First Step Surviving Corporation, the Second Step Surviving Corporation or any of their respective Affiliates at any time or from time to time, or (iii) grant any Employee any special right for compensation.

SECTION 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a)                                 Without limiting any additional rights that any current or former director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) may have under any indemnification agreement, employment agreement or Company Plan, from the Closing through the sixth anniversary of the date on which the Closing occurs, to the full extent permitted by applicable Law, Parent shall cause the Second Step Surviving Corporation to indemnify and hold harmless each Indemnified Party, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Proceeding”) to which an Indemnified Party is a party or with respect to which an Indemnified Party is otherwise involved (including as a witness), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries (including any Proceeding arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), whether such Proceeding is commenced, or any claim or matter therein is asserted or claimed, prior to, at or after the First Effective Time.  In the event of any such Proceeding, (x) neither Parent nor Second Step Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party (which term, shall include only those Persons who are officers, or directors of the Company or any of its Subsidiaries as of the date of this Agreement) hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (y) the Second Step Surviving Corporation shall cooperate in the defense of any such matter.

(b)                                 The certificate of incorporation and by-laws of the Second Step Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than those set forth in the Company’s Certificate of Incorporation and By-laws as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(c)                                  The Company shall purchase, prior to the First Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the premium amount to be paid for such “tail policy” shall not exceed two hundred percent (200%) of the amount paid by the Company for coverage in its last full fiscal year.

(d)                                 Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Closing) on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.7 shall continue in effect until the final disposition of such Proceeding.

(e)                                  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f)                                   In the event that the Second Step Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

SECTION 6.8  Further Action; Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each party will use its best efforts to (and, in the case of Parent, cause each member of the Parent Group to) (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i)       causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii)                                                    (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; and (B) making all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the Merger;

(iii)                                                 obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts and Leases in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Second Step Surviving Corporation of such Material Contracts and Leases as of and following the consummation of the Merger;

(iv)                                                executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger; and

(v)                                                   taking, or causing to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, including the NZX Rules, to consummate the Merger and the other transactions contemplated by this Agreement and obtain all consents, waivers, approvals, exemptions, orders, authorizations and making all registrations, declarations and filings, in each case that are necessary or advisable in connection therewith.

(b)                                 In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or any Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to have, or would reasonably be expected to have, the effect of preventing, impairing, delaying beyond the Termination Date or otherwise materially and adversely affecting (i) the consummation of the Merger; or (ii) the ability of such party to fully perform its obligations pursuant to this Agreement.  For the avoidance of doubt, no action by the Company taken in compliance with Section 6.5 will be considered a violation of this Section 6.8.

(c)                                  Notwithstanding anything to the contrary set forth in this Section 6.8 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree (and without Parent’s consent shall not agree) to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

SECTION 6.9  Antitrust Filings.

(a)                                 In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Each of Parent and each Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8 to obtain all requisite approvals and authorizations and make all requisite filings for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with any Antitrust Law relating to the transactions contemplated hereby.

(b)                                 In furtherance and not in limitation of the covenants of the parties contained in Section 6.8 and this Section 6.9, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Merger Subs shall, the Company shall use its best efforts to, and Parent shall cause each member of the Parent Group to take all such further action to, resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, subject to compliance with the NZX Rules on the part of the Company..

(c)                                  In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and each Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, termination, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights (including any rights or Contracts to acquire equity interests or assets, other than pursuant to this Agreement), products or businesses of Parent and the Merger Subs (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, and (B) any other restrictions on the activities of Parent and the Merger Subs (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand, and (ii) contest, defend and appeal any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

SECTION 6.10  Public Announcements.  Each of the Company, Parent and each Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or New Zealand securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.  Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal or an Adverse Recommendation Change or any action taken pursuant thereto or (y) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

SECTION 6.11  Financing.

(a)                                 Subject to the terms and conditions of this Agreement, each of Parent and each Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing (other than as expressly set forth therein); (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to prevent, impede or materially delay the Closing Date or adversely impact the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (ii) adversely impact the ability of Parent, the Merger Subs or the Company, as applicable, to enforce its rights against the Financing Sources under the Debt Commitment Letter or the Guarantors under the Equity Commitment Letter.

(b)                                 Subject to the terms and conditions of this Agreement, each of Parent and each Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters and the Debt Fee Letters in accordance with the terms and subject to the conditions thereof (or on such other terms as are permitted by Section 6.11 or Section 6.17 or agreed to in writing by the Company), (ii) enter into definitive agreements with respect to the Debt Financing, on the terms and conditions materially consistent with the terms contained in the Debt Commitment Letter (including any “flex” provisions applicable thereto set forth in the Debt Fee Letters), (iii) satisfy on a timely basis all conditions to funding that are applicable to Parent and the Merger Subs in the Commitment Letters that are within their control (except that such obligation shall not be breached in respect of any condition where the failure to be so satisfied is a direct result of any of the Company’s failure to furnish the information set forth in Section 6.17, notwithstanding Parent’s reasonable best efforts), (iv) comply with its obligations pursuant to the Commitment Letters and (v) enforce its rights pursuant to the Commitment Letters.  In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied and Parent is required to consummate the Closing pursuant to Section 1.2, Parent shall use reasonable best efforts to cause each Financing Source and shall cause each Guarantor to fund its respective committed portion of the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including subject to Section 9.10(b), by promptly commencing a litigation proceeding against any breaching Financing Source or Guarantor to compel such breaching Financing Source or Guarantor to provide its respective committed portion of the

Financing, provided that Parent shall control all aspects of such proceeding, including litigation strategy and selection of counsel); provided that, notwithstanding the foregoing, it is explicitly agreed that the right of the Parent to seek specific performance or other equitable remedies in connection with enforcing the Financing Sources’ obligation to cause the Debt Financing to be funded shall be subject to the requirements that (A) the Equity Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Debt Financing is funded at the Closing and (B) Parent has irrevocably confirmed that if the Debt Financing and Equity Financing are funded, then it would take such actions that are within its control to cause the Closing to occur.  In addition, Parent shall have the right to substitute other debt financing for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter from the same and/or alternative financing sources so long as (x) such substitution does not, as compared to the Debt Financing contemplated by the Debt Commitment Letter and Debt Fee Letters on the date of this Agreement, increase the amount of Debt Financing required to be funded on the Closing Date to consummate the Merger and the other transactions contemplated by this Agreement, impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Debt Financing in a manner that could reasonably be expected to (1) prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (2) adversely impact the ability of Parent or any Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter and (y) the Company shall have consented in writing to such substituted Debt Financing (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and the transactions contemplated by this Agreement upon conditions not less favorable in the aggregate to Parent, Merger Subs and the Second Step Surviving Corporation, taken as a whole, than those in the Debt Commitment Letter (including the “flex” provisions contained in the Debt Fee Letters), as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date) (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part.  Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters and any fee letter in connection therewith (redacted to omit the numerical amounts and “flex provisions” provided therein and any other customarily redacted provisions thereof, none of which would adversely affect the amount, conditionality, availability or termination of the Alternate Debt Financing to be funded at the Closing).  In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by one or more New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(d)                                 Parent and Merger Subs shall (i) keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing or any applicable Alternate Debt Financing, and (ii) promptly provide the Company with copies of all executed amendments, modification or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or material definitive agreements related to the Financing.  Without limiting the generality of the foregoing, Parent and Merger Subs shall promptly notify the Company (A) of any material breach or material default by any party to the Commitment Letters or definitive agreements related to the Financing of which Parent becomes aware, (B) of the receipt by Parent or Merger Subs of any written notice or written communication from the Guarantors or any Financing Source with respect to any breach, default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements and (C) if for any reason, any of Parent or Merger Subs at any time believes it will not be able to obtain all or any portion of the Financing in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement on substantially similar terms from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing.

(e)                                  Parent and Merger Subs each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

SECTION 6.12  Certain Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes (including liability arising out of any real estate transfer Tax, but excluding any income or similar tax), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Merger shall be borne by the Second Step Surviving Corporation.  The Second Step Surviving Corporation shall be responsible for the preparation and filing of all Tax Returns relating to such Taxes.

SECTION 6.13  Obligations of Merger Subs.  Parent shall take all action necessary to cause the Merger Subs, the First Step Surviving Corporation and the Second Step Surviving Corporation to perform their respective obligations under this Agreement.

SECTION 6.14  Takeover Statute.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.  Nothing in this Section 6.14 shall be construed to permit any Party to do any act that would constitute a violation or breach of, or as a waiver of any other Party’s rights under, any other provision of this Agreement.

SECTION 6.15  Rule 16b-3.  Prior to the First Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16  Parent Vote.  As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of the Merger Subs, will execute and deliver to the Merger Subs and the Company a written consent approving the Merger in accordance with the DGCL.

SECTION 6.17  Financing Cooperation.

(a)                                 Subject to Section 6.11(a), prior to the First Effective Time, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere in any material respect with the ongoing operations of the Company and its Subsidiaries).  Such cooperation by the Company shall include, at the reasonable request of Parent:

(i)       commenting on or assisting with the preparation (including providing information and materials to be used in the preparation) of customary confidential information memoranda or similar offering documents for the Debt Financing, customary rating agency presentations and lender presentations for the Debt Financing; provided, that any such document and rating agency presentation shall contain disclosure and financial statements reflecting the Company as the obligor;

(ii)                                                    assisting in the preparation of, and executing and delivering, one or more credit agreements, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates, documents, or closing deliverables with respect to the Debt Financing contemplated by the Debt Commitment Letter as may be reasonably requested by Parent (including customary consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating the pledging of collateral;

(iii)                                                 furnishing Parent and Parent’s Financing Sources and their respective Representatives with the Required Information;

(iv)                                                furnishing Parent for distribution to the Financing Sources information required by any Financing Sources for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act of 2001 at least three days prior to Closing;

(v)                                                   participating in a reasonable number of meetings with prospective lenders for the Debt Financing at times and location to be mutually and reasonably agreed upon, including contact between appropriate senior management, on the one hand, and prospective lenders on the other;

(vi)                                                cooperating reasonably with the due diligence of the Financing Sources, to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Company or any of its Subsidiaries;

(vii)                                             cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of the Company or its Subsidiaries);

(viii)                                          cooperating with Parent in Parent’s efforts to obtain consents, legal opinions, surveys, title insurance and insurance affidavits as reasonably requested by Parent;

(ix)                                                taking all actions reasonably requested by Parent and necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) no earlier than the Closing establish bank and other accounts and blocked account agreements and lock-box arrangements in connection with the foregoing; and

(x)                                                   provide commercially reasonable efforts to assist Parent in connection with Parent’s preparation of pro forma financial information and financial statements to the extent necessary or reasonably required by Financing Sources to be included in any offering documents or marketing documents related to the Debt Financing.

Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.17(a).  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses prior to the First Effective Time or to approve the execution or delivery of any document or certificate in connection with the Financing (or any alternative financing), (ii) enter into any definitive agreement relating to the Debt Financing prior to the First Effective Time or (iii) provide any information the disclosure of which is prohibited or restricted under applicable Law or where such disclosure would, in the opinion of counsel, reasonably be expected to result in the waiver of any attorney-client privilege; provided, that in the case of the preceding clause (iii), that they shall use commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law or result in the waiver of such privilege, including by providing such information in redacted form as necessary to preserve such privilege or comply with such Law.  Nothing in this Section 6.17 shall require the cooperation of the Company to the extent that it would unreasonably interfere with the business or operations of the Company.  No officer of the Company or any of its Subsidiaries who is not reasonably expect to be an officer of the Second Step Surviving Corporation shall be obligated to deliver any certificate in connection with the Financing and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with the Financing, and irrespective of the above, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the First Effective Time.  None of the Company or any of its Subsidiaries shall be required to take any action under any certificate, agreement, arrangement, document or instrument that is not contingent upon the occurrence of the Closing (including entry into any agreement that is effective before the First Effective Time) or that would be effective prior to the First Effective Time.  Nothing in this Agreement will require any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.17 or any other provision of this agreement that could reasonably be expected to result in personal liability to such officer or Representative.

(b)                                 The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or would reasonably be likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(c)                                  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, solely to the extent arising from any action taken by them at the request of Parent pursuant to this Section 6.17 and any information misused by the Financing Sources in connection therewith, except to the extent with respect to any willful misconduct, fraud, bad faith, gross negligence or material misstatement or omission in information provided hereunder, by any of the Company, its Subsidiaries or any of their respective Representatives.

(d)                                 All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or any of its Representatives pursuant to this Section 6.17 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub shall be permitted to disclose Confidential Information to potential debt financing sources and their Representatives without the prior written consent of the Company if such potential debt financing sources and their Representatives who receive such information are subject to a confidentiality agreement no less restrictive that the Confidentiality Agreement with respect to such information or as provided in the Commitment Letter.

SECTION 6.18  Delisting.  The Company shall take all action necessary or required (including giving notice to the NZX) to cause the delisting of the Company from the NZX Main Board on the Delisting Date.

SECTION 6.19  Stockholder Litigation.  Each of the Company and Parent shall keep the other party hereto informed of, and consult and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger.  No settlement of any such stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  Each of Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received written notice.

ARTICLE VII.

CONDITIONS OF THE FIRST MERGER

SECTION 7.1  Conditions to Obligation of Each Party to Effect the First Merger.  The respective obligations of each party to effect the First Merger shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a)                                 the Company Requisite Vote shall have been obtained;

(b)                                 no Law (whether temporary, preliminary or permanent) shall have been issued, enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

(c)                                  the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and the approvals under the Laws listed on Schedule 7.1(c) hereto will have expired or been earlier terminated or granted, as applicable; and

(d)                                 at the close of trading on the day immediately prior to the First Effective Time, the Company will be delisted from the NZX Main Board (the “Delisting Date”).

SECTION 7.2  Conditions to Obligations of Parent and the Merger Subs.  The obligations of Parent and the Merger Subs to effect the First Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the First Effective Time of the following conditions:

(a)                                 (i) The representations and warranties of the Company set forth in Section 3.3 shall be true and correct as of the date hereof and as of the First Effective Time with the same force and effect as if made on and as the First Effective Time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where failure of such representations and warranties to be so true and correct are de minimis, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.8(a)(ii), Section 3.17 and Section 3.20 shall be true and correct as of the date hereof and as of the First Effective Time with the same force and effect as if made on and as of the First Effective Time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date) and (iii) each other representation and warranty of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the First Effective Time, except, in each case, (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure to be so true and correct (without regard to any Material Adverse Effect or other materiality qualifications set forth in any such representation or warranty) would not, individually or in the aggregate with the failure of other representations or warranties to be true and correct, have a Material Adverse Effect.  Solely for the purposes of clause (i) above, if one or more inaccuracies in or breaches of Section 3.3 would cause the aggregate amount required to be paid by Parent or the Merger Subs pursuant to Article II to increase by more than US$2,000,000 such inaccuracy or inaccuracies will be considered more than “de minimis”; provided, that if such increase is more than US$2,000,000 but less than US$5,000,000, the Common Stock Merger Consideration will be reduced on a pro rata basis such that the aggregate amount required to be paid by Parent or the Merger Subs pursuant to Article II shall not increase by US$2,000,000 or more, upon which such condition will then be deemed to have been satisfied; provided further, that if such increase is equal to or more than US$5,000,000, no such adjustment to the Common Stock Merger Consideration will be made and such condition will be deemed not to have been satisfied;

(b)                                 the Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the First Effective Time;

(c)                                  there shall not have been a Material Adverse Effect since the date of this Agreement; and

(d)                                 Parent shall have received each of the following items from the Company:

(i)       a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

(ii)                                                    certified copies of resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby; and

(iii)                                                 each of the Director Resignations.

SECTION 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the First Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the First Effective Time of the following conditions:

(a)                                 the representations and warranties of Parent and each Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth in any such representation or warranty) as of the date hereof and as of the First Effective Time with the same force and effect as if made on and as of the First Effective Time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or either Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)                                 each of Parent and the Merger Subs shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the First Effective Time; and

(c)                                  the Company shall have received from Parent a certificate of the Chief Executive Officer or other senior executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

SECTION 7.4  Delisting.

(a)                                 The parties acknowledge and agree that all the conditions in Sections 7.1(a) to 7.1(c), Section 7.2 and Section 7.3 which were satisfied on the Delisting Date, will irrevocably be deemed to continue to be satisfied through the Closing and the consummation of the Merger; provided, however, that the Company continues to perform its obligations under this Agreement during such time and the Closing occurs no later than the Business Day (New Zealand time) immediately following the Delisting Date.

(b)                                 On the Delisting Date, Parent will provide to the Company, for the purpose of giving the same to the NZX, a certificate stating that Parent considers each of the conditions in Sections 7.1(a) to 7.1(c), and Section 7.2 to be satisfied and will irrevocably be deemed to continue to be satisfied pending Closing; provided, if the Company is not delisted from the NZX Main Board on the Delisting Date or if the Closing does not occur on the Business Day (New Zealand time) immediately following the Delisting Date, in each such case such certificate shall automatically be deemed revoked and of no further force or effect.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the First Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a)                                 by mutual written consent of Parent, the Merger Subs and the Company;

(b)                                 by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States, Australia or New Zealand shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the party (which shall include, in the case of Parent, Parent and the Merger Subs) seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such best efforts as may be required pursuant to Section 6.8 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c)                                  by either Parent or the Company if the First Effective Time shall not have occurred on or before June 13, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Parent and the Merger Subs) or the failure of such party (or, in the case of Parent, Parent and the Merger Subs) to perform any of its obligations under this Agreement required to be performed at or prior to the First Effective Time has been the primary cause of, or resulted in, the failure of the First

Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement, including pursuant to Section 6.8;

(d)                                 by the Company:

(i)       if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or the Merger Subs contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach (A) has not been cured within twenty (20) days of the provision of notice of such breach to Parent or (B) is incapable of being cured by the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, such that the conditions set forth in Section 7.2 would not be satisfied;

(ii)                                                    prior to obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.5(e)(i); or

(iii)                                                 (A) if all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, provided, that each of which is capable of being satisfied at the Closing) on the date Closing should have occurred pursuant to Section 1.2, (B) the Company has irrevocably confirmed to Parent in writing that it stands ready, willing and able to consummate the Merger and the other transactions contemplated hereby, and that the Company is prepared to take such actions within its control to cause the Closing to occur and (C) Parent and the Merger Subs do not complete the Merger by the third business day after receipt of the above written confirmation and the Company was prepared to take such actions within its control to cause the Closing to occur on the date such written confirmation was delivered and on each Business Day of such three Business Day period; and

(e)                                  by Parent:

(i)       if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach (A) has not been cured within twenty (20) days of the provision of notice of such breach to the Company or (B) is incapable of being cured by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or the Merger Subs are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3 would not be satisfied; or

(ii)                                                    if the Board shall have enacted an Adverse Recommendation Change or shall have approved, recommended or entered into a definitive written agreement with respect to an Acquisition Proposal (excluding, for the avoidance of doubt, a confidentiality agreement as contemplated by Section 6.5(b)) (or the Board shall have resolved to do any of the forgoing), whether or not permitted by Section 6.5, or the Company shall have materially breached Section 6.5; or

(f)                                   by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2  Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Sections 6.4(b), Section 6.10, Section 6.17, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that subject to this Section 8.2, nothing herein shall relieve any party from liability for any intentional material breach of this Agreement prior to termination.

(b)                                 In the event that this Agreement is validly terminated by (i) the Company pursuant to Section 8.1(d)(ii), (ii) Parent pursuant to Section 8.1(e)(ii) or (iii) Parent pursuant to Section 8.1(e)(i) (provided, in the case of a termination pursuant to Section 8.1(e)(i) that (A) the Company shall have materially breached its obligations under Section 6.1 or Section 6.2) then the Company shall pay US$19,463,000 (the “Termination Fee”) (less any Expenses previously paid by the Company pursuant to Section 8.2(e)) (x) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or (y) as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) or 8.1(e)(i) (and, in any event, within two (2) Business Days), payable by wire transfer of same day funds.

(c)                                  (i) In the event that this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) (other than in cases where the Termination Fee is payable pursuant to Section 8.2(b)), provided, in the case of a termination pursuant to Section 8.1(c) that (A) the Stockholders Meeting shall not have occurred at or prior to the time of such termination and (B) there has been no injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which prevented the Stockholders Meeting from having occurred at or prior to the Termination Date, (ii) at or prior to the time of the Stockholders Meeting or such termination pursuant to Section 8.1(c), there shall have been publicly disclosed or announced and not withdrawn prior to the Stockholders Meeting or such termination pursuant to Section 8.1(c) an Acquisition Proposal and (iii) the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal within twelve (12) months of the date this Agreement is so terminated, the Company shall pay the Termination Fee (less any Expenses previously paid by the Company pursuant to Section 8.2(e)) to Parent as promptly as reasonably practicable (and, in any event, within two (2) Business Days) after entering into or consummating such Acquisition Proposal, payable by wire transfer of same day funds. For the purposes of this Section 8.2(c), all references to “20%” in the definition of Acquisition Proposal will be deemed references to “50%”.

(d)                                 In the event that this Agreement is validly terminated (i) pursuant to Section 8.1(d)(i), (ii) pursuant to Section 8.1(c) if at the time of such termination the Company would have been able to terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), or (iii) pursuant to Section 8.1(d)(iii), then Parent shall pay US$33,365,000 (the “Parent Termination Fee”) to the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days), payable by wire transfer of same day funds.

(e)                                  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) or by the Company or Parent pursuant to Section 8.1(f), then the Company shall pay to Parent (or its designee(s)) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, each Merger Sub or their respective Affiliates and excluding all income, franchise or similar Taxes) incurred by Parent, each Merger Sub or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Expenses”) by wire transfer of immediately available funds within two (2) Business Days of such termination to an account designated by Parent; provided that, in the case of a termination pursuant to Section 8.1(e)(i), the aggregate amount of Expenses shall not exceed US$7,500,000, and in the case of a termination pursuant to Section 8.1(f), the aggregate amount of Expenses shall not exceed US$5,000,000.

(f)                                   Each of the Company, Parent and each Merger Sub acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, such party shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any Proceeding) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(g)                                  Except for an order of specific performance as and only to the extent expressly permitted by Section 9.10(b), the Company’s right to receive the Parent Termination Fee when payable pursuant to Section 8.2(d), and the Company’s right to seek damages following termination pursuant to Section 8.2(a) (solely against Parent and each Merger Sub and the Guarantors to the extent provided in the Guarantees, to the extent permitted by the proviso set forth in Section 8.2(a)), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, the Merger Subs, the Guarantors, the Financing Sources or any of their respective former, current or future general or limited partners, stockholders, equity holders, controlling person, members, managers, agents, Representatives, affiliates or assignees

(collectively, the “Parent Related Parties”) for all losses or damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (for any reason or for no reason or otherwise) or for a breach or failure to perform hereunder or under the Guarantees, the Commitment Letters, any certificate or other document delivered in connection herewith or therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be entitled to, and in no event shall the Company seek to recover, monetary damages from any Parent Related Party (other than Parent) and in no event shall such amount recovered from Parent be in excess of the amount equal to the Parent Termination Fee.

(h)                                 Upon payment of the Parent Termination Fee pursuant to Section 8.2(d), none of Parent, Merger Sub, the Guarantors, any Financing Source under the Debt Financing or any of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement or the Debt Commitment Letter or the transactions contemplated hereby or thereby (except that the obligations under the Confidentiality Agreement shall continue to survive and Parent and the Merger Subs shall also be obligated with respect to the last sentence of Section 8.2(f)).  No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.  Notwithstanding the foregoing, it is explicitly agreed that the Company, Parent and Merger Subs shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.10(b); provided that in no case shall the Company be entitled to receive both a grant of specific performance and monetary damages (including the Parent Termination Fee).

SECTION 8.3  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement or any Other Required Company Filing shall be shared equally by Parent and the Company.  Expenses incurred in connection with the filing, printing and mailing of any Other Required Parent Filing shall be borne by Parent.

SECTION 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the First Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law or in accordance with the NZX Rules requires the further approval of the stockholders of the Company without such further approval; provided further, however, that any amendment, waiver or modification of Section 8.2, Section 8.4, or Sections 9.5, 9.6, 9.7, 9.10, 9.11 or 9.12, in each case to the extent such amendment, waiver or modification would materially and adversely affect the rights of a Financing Source under such Section, shall also be approved by written consent of such Financing Source (or by the party to the Debt Commitment Letter (or any debt document resulting therefrom) affiliated with such Financing Source).  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

SECTION 8.5  Waiver.  At any time prior to the First Effective Time, subject to the last proviso of the penultimate sentence of Section 8.4, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the First Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the First Effective Time and (b) this Article IX.

SECTION 9.2  Notices.  Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)                                 if to Parent or the Merger Subs:

c/o Insight Venture Partners, LLC

1114 Avenue of the Americas, 36th Floor

New York, New York 10036

Attention:  Blair Flicker, General Counsel

Facsimile:  (212) 230-9272

Email: bflicker@insightpartners.com

with an additional copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Morgan D. Elwyn

Facsimile:  (212) 728-8111

Email: melwyn@willkie.com

(b)                                 if to the Company:

Diligent Corporation

1385 Broadway, 19th Floor

New York, NY 10018

Attention:  Thomas N. Tartaro

Email:  ttartaro@diligent.com

with an additional copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:                                         Marita A. Makinen

Email:  mmakinen@lowenstein.com

with an additional copy (which shall not constitute notice) to:

Minter Ellison Rudd Watts

Lumley Centre , 88 Shortland Street

Auckland 1010

New Zealand

Facsimile:                                         +64 9 353 9701

Attention:                                         Cathy Quinn

or to such other Person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 9.3  Certain Definitions.  For purposes of this Agreement, the term:

(a)                                 “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(b)                                 “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  “beneficial owner” with respect to any Shares means a Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning).

(d)                                 “Business Day” means any day on which the NZX is open for trading or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in Wellington or Auckland, New Zealand or New York, United States.

(e)                                  “Commitment Letters” shall mean the Equity Commitment Letter and the Debt Commitment Letter, collectively.

(f)                                   “Company Employee” shall mean any current, former, or retired employee, officer, manager, or director of the Company or any of its Subsidiaries.

(g)                                  “Company IP” means (a) all Intellectual Property Rights that are owned or purported to be owned by the Company or its Subsidiaries, (b) all Intellectual Property Rights licensed by the Company or its Subsidiaries and (c) all other Intellectual Property Rights that are used or held for use by the Company or its Subsidiaries in the operation of the Company’s business.

(h)                                 “Company Stock Plans” means the Diligent Board Member Services, Inc. 2007 Stock Option and Incentive Plan, the Diligent Board Member Services, Inc. 2010 Stock Option and Incentive Plan and the Diligent Board Member Services, Inc. 2013 Incentive Plan.

(i)                                     “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(j)                                    “Data Privacy Requirements” means (i) applicable Laws relating to data protection, data privacy, or the monitoring or interception of communications, and/or data security, and (ii) contractual and other legally binding commitments made by either of the Companies to any of its customers or any other Person in relation to data protection, data privacy, and/or data security.

(k)                                 “ERISA Affiliate” means each entity, trade or business that is, or was at any relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes the Company or any of its Subsidiaries.

(l)                                     “Financing Sources” means the Persons that have committed to provide, are arrangers or agents under, or otherwise entered into agreements in connection with the Debt Commitment Letter, including any alternate debt financing in connection with the Transactions if obtained as contemplated by Section 6.17, including the parties named in Section 4.7, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and Representatives involved in the Debt Financing and their successors and assigns.

(m)                             “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(n)                                 “Guarantors” means each of Insight Venture Partners IX, L.P., Insight Venture Partners IX (Co-Investors), L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvstement Fund (B), L.P.

(o)                                 “Indebtedness” shall mean as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, breakage costs, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations in respect of any financial hedging arrangements or agreements, (iv) all obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent drawn against, (v) obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP and (vi) all guarantees in respect of clauses (i) through (v); provided, however, that, for the avoidance of doubt, “Indebtedness” shall not include any obligation under any operating lease and, in the case of the Company and its Subsidiaries, shall exclude all accounts and obligations owed by the Company to any of its Subsidiaries or any of its Subsidiaries to the Company or another Subsidiary.

(p)                                 “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, designs, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

(q)                                 “Knowledge” (i) with respect to the Company means the actual knowledge (after reasonable inquiry) of any of the officers of the Company and (ii) with respect to Parent or Merger Sub means the actual knowledge (after reasonable inquiry) of any of the officers of Parent.

(r)                                    “Marketing Period” means the first period of eighteen (18) consecutive Business Days after the date hereof throughout and at the end of which Parent shall have access to the Required Information, it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information on the date specified in that notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within five (5) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).  Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall end prior to the Closing Date or on any earlier date prior to the expiration of the eighteen (18) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (ii) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such eighteen (18) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements included in the Required Information or that any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and updated or the Company has informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent accountants shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Parent or (C) any Required Information ceases to meet the requirement of “Required Information,” as defined, and as a result thereof Parent cannot satisfy the closing condition with respect to the Marketing Period under the Debt Commitment Letter, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such

Required Information is updated or supplemented so that it meets such requirement (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to meet such requirement during such eighteen (18) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced); provided that such eighteen (18) consecutive Business Days shall not include March 25, 2016 or May 30, 2016.

(s)                                   “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (each an “Effect”), , that, individually or in the aggregate with all other Effects, has or would be reasonably expected to have a material adverse effect (i) on or with respect to the business, assets, properties, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur:

(i)       changes in general economic conditions in the United States, New Zealand or any other country or region in the world, or changes in conditions in the global economy generally, which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Company or its Subsidiaries operate;

(ii)                                                    changes in conditions in the financial markets, credit markets or capital markets in the United States, New Zealand or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States, New Zealand or any other country, (B) changes in exchange rates for the currencies of any country, or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or New Zealand; in each case (other than with respect to clause (B)), which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Company or its Subsidiaries operate;

(iii)                                                 changes (after the date hereof) in conditions in the industries in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Companies or its Subsidiaries operate;

(iv)                                                changes in regulatory, legislative or political conditions in the United States or New Zealand, which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Companies or its Subsidiaries operate;

(v)                                                   any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States, New Zealand or any other country or region in the world in which the Company or its Subsidiaries conduct material business, which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Companies or its Subsidiaries operate;

(vi)                                                the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(vii)                                             earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, New Zealand or any other country or region in the world, which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Companies or its Subsidiaries operate;

(viii)                                          any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, (A) arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement or (B) in connection with a demand for appraisal rights in accordance with Section 2.1(e);

(ix)                                                Parent’s or either Merger Sub’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of the Subsidiaries;

(x)                                                   changes or proposed changes in GAAP or other accounting standards or applicable Law that are binding and mandatory, in each case after the date hereof and which do not disproportionately affect the Company and its Subsidiaries taken as a whole relative to other companies in the industry in which the Company or its Subsidiaries operate;

(xi)                                                any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(xii)                                             changes in the price or trading volume of the Common Shares, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

(t)                                    “NZX” means NZX Limited, a licensed market operator within the meaning of Section 6 of the New Zealand Financial Markets Conduct Act 2013.

(u)                                 “NZX Rules” means the NZX Main Board/Debt Market Listing Rules, as amended.

(v)                                 “Parent Group” means Parent, any of its Subsidiaries and the investment funds Affiliated with Insight Venture Management, LLC;

(w)                               “Permitted Liens” shall mean (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or which may hereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves or accruals have been established in the financial statements and books and records of the Company in accordance with GAAP, (ii) landlords’, warehousemens’, mechanics’, materialmens’, repairmans’, carriers’ or similar Liens that relate to obligations not yet due and payable and arise in the ordinary course of business, for which sufficient reserves or accruals have been established in the financial statements and books and records of the Company in accordance with GAAP, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, in each case that do not adversely affect in any material respect the present use of the value of, the property related thereto, and (v) easements, rights of way and other imperfections of title or encumbrances that do not adversely affect in any material respect the present use of or the value of, the property related thereto.

(x)                                 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(y)                                 “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered designs, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

(z)                                  “Related Person” shall mean, with respect to any Person, any director, senior officer or trustee of such Person or other person or entity that controls or otherwise holds a direct interest in such Person; provided, that as to any Person that is publicly held, the term shall only include such controlling Persons whose holdings are required to be, and are, publicly reported.

(aa)                          “Required Information” shall mean all financial statements, financial data, audit reports and other information of the type and form customarily included in marketing documents used to consummate transactions of the type to be included in the Debt Financing including (i) all information required by paragraphs 5 of Exhibit C to the Debt Commitment Letter, (ii) all customary financial information of the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required to permit Parent to prepare a pro forma consolidated balance sheet of Parent as of and for the 12-month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least sixty (60) days prior to the First Effective Time (or one hundred and five (105) days in the case such four (4) fiscal quarter period is the end of the Company’s fiscal year) and (iii) customary authorization letters authorizing distribution of information to prospective lenders.

(bb)                          “Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

(cc)                            “Subsidiary” or “Subsidiaries” of the Company, the First Step Surviving Corporation, the Second Step Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the First Step Surviving Corporation, the Second Step Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(dd)                          “Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived, including (i) works of authorship, including all written, audio and visual materials and computer programs (whether in source code or in executable code form) and the related architecture and documentation; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, and customer and technical data; (v) methods and processes; and (vi) devices, prototypes, designs and schematics.

SECTION 9.4  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.  Notwithstanding anything in this Section 9.4 to the contrary, under no circumstances shall the rights of any holders of Common Shares as third party beneficiaries under clause (d) of Section 9.6 be enforceable by any such holders or any other Person acting for or on their behalf other than the Company (or any successor in interest thereto).

SECTION 9.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement and the Guarantees constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and each Merger Sub shall have the right to assign all or any portion of their rights and obligations pursuant to this Agreement to (i) any Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (ii) any one or more of their Affiliates; provided further, that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the First Effective Time, the rights of the holders of Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) from and after the First Effective Time, the rights of holders of Options, Restricted Shares, RSUs and PSUs granted under the 2013 Plan to receive the payments contemplated by Section 2.2(b), (d) at and after the Second Effective Time, the rights of the holders of Options granted under the 2007 Plan and the 2010 Plan to receive the payments contemplated by Section 2.2(a); provided that the Financing Sources shall be express third party beneficiaries of 6.11, 8.2, 8.4, 9.5, 9.6, 9.7, 9.10, 9.11 and 9.12, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.7  Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  Notwithstanding anything to the contrary herein, each of the parties to this Agreement agrees that, it will not bring or support any action, cause of action, claim, cross-claim, third-party claim or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.

SECTION 9.8  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 9.9  Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

SECTION 9.10  Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Notwithstanding anything to the contrary herein, the parties agree that, although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance and including the Parent Termination Fee).

(a)                                 The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) prior to a valid termination of this Agreement in accordance with this Agreement, subject to this Section 9.10, the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, and this right shall include the right of the Company to cause Parent and Merger Subs to fully enforce (A) the terms of the Equity Commitment Letter against the Guarantors to the fullest extent permissible under this Section 9.10 and the Equity Commitment Letter, subject to the terms and conditions of the Equity Commitment Letter and (B) subject to Section 6.11(b), the terms of the Debt Commitment Letter against the Financing Sources to the fullest extent permissible under the Debt Commitment Letter, including that the Equity Financing has been funded, in accordance with the terms of, or will be funded in accordance with the terms thereof, at the Closing if the Debt Financing is funded at the Closing, and to thereafter cause the Merger to be consummated in accordance with this Agreement; and (ii) the right to specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(b)                                 It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and the Merger Subs’ obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger only in the event that each of the following conditions has been satisfied: (A) the Marketing Period has ended and the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, provided that each such condition is capable of being satisfied at Closing) or waived at the time the Closing would have occurred but for the failure of the Funding to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or the Financing Sources have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded and (C) the Company has irrevocably confirmed in writing to Parent that (x) all conditions to the Company’s obligations to consummate the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, provided that each such condition is capable of being satisfied at Closing) and (y) if specific performance is granted and the Financing is funded, then the Closing will occur.

(c)                                  The parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and the Merger Subs, on the other hand; and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and the Merger Subs pursuant to this Agreement, in the case of both clauses (i) and (ii), on the basis that damages would be an adequate remedy for such breach, threatened breach or noncompliance. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.  The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or the Guarantees (including monetary damages), and (y) nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10 (prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or the Guarantees that may be available then or thereafter.

SECTION 9.11  Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts.  The parties hereby irrevocably submit to the personal jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in connection with claims described in Section 9.7 by or against the Financing Sources.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 9.12  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THOSE ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  The word “or” shall not be exclusive.  References to dollars of “US$” are to the official currency of the United States of America. References to “NZ$” are to the official currency of New Zealand. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 9.14  Relationship of the Parties.  This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

By:	/s/ Ross Devor
Name: Ross Devor
Title: Secretary

MERGER SUB I

By:	/s/ Ross Devor
Name: Ross Devor
Title: Secretary

MERGER SUB II

By:	/s/ Ross Devor
Name: Ross Devor
Title: Secretary

COMPANY

By:	/s/ David J. Liptak
Name: David J. Liptak
Title: Chairman

Exhibit A

Voting Agreement

EXECUTION VERSION

VOTING AGREEMENT

by and between

DIAMOND PARENT HOLDINGS, CORP.

and

SPRING STREET PARTNERS, L.P.

Dated as of February 12, 2016

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of February 12, 2016, between Diamond Parent Holdings, Corp., a Delaware corporation (“Parent”) and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) (x) the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Diligent Corporation, a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Schedule I hereto and (y) the number of shares of Common Stock, par value $0.001 per share the (“Common Shares”) of the Company, set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares and Preferred Shares, together with any other Shares the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, Diamond Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of Merger Sub II (“Merger Sub I”) and Diamond Merger Sub II, Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub II”) are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) Merger Sub I shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter and (ii) the Company shall then be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation thereafter (the mergers referred to in clauses (i) and (ii) being collectively referred to as the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the written consent or affirmative vote of (i) the holders of at least sixty percent (60%) of the then outstanding Preferred Shares, consenting or voting separately as a class and (ii) the holders of a majority in voting power of the outstanding Preferred Shares and Common Shares, entitled to vote thereon, voting as one class; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, which transactions from which the Stockholder believes it will derive substantial benefits through its ownership interest in the Company, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

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ARTICLE I

DEFINITIONS

SECTION 1.1       Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided, however, that no amendment or modification to any such term in the Merger Agreement shall amend or modify its meaning for the purposes hereof without the prior written consent of Stockholder.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1       Agreement to Vote.  The Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement, (Y) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (Z) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder or the Company under this Agreement or the Merger Agreement.

SECTION 2.2       Grant of Irrevocable Proxy.  If requested by Parent, the Stockholder shall appoint Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy.  The Stockholder affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement.  It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by the Stockholder only in accordance with applicable Law and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares

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subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3       Nature of Irrevocable Proxy.  Any proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto.  Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.

SECTION 2.4       Additional Consideration.  If the Merger is consummated, the Stockholder will not receive, whether under this Agreement or otherwise, any consideration additional to or in lieu of (i) the Preferred Stock Merger Consideration in respect of the acquisition of the Preferred Shares held or controlled by it or its Affiliates and (ii) the Common Stock Merger Consideration in respect of the acquisition of any Common Shares held or controlled by it or its Affiliates.  If the Merger is not consummated, neither the Stockholder nor any of its Affiliates will receive a break-fee or similar payment, whether under this Agreement or otherwise.

ARTICLE III

COVENANTS

SECTION 3.1       Subject Shares.

(a)           The Stockholder agrees that (i) from the date hereof until the Closing Date, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement, or (C) convert any of its Preferred Shares into Common Shares; provided, that the Stockholder may Transfer up to 500,000 Common Shares after the record date for the Stockholders Meeting (retaining voting rights in respect of the matters to be voted on at the Stockholders Meeting) and prior to the Closing Date.  The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited

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Transfer may and should be enjoined. If any involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b)           In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.  The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired.  The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

SECTION 3.2       Stockholder’s Capacity; Stockholder Designees.  All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties acknowledge that if the Stockholder has a nominee or Affiliate on the Company’s board of directors (the “Board”), the parties agree that (i) such nominee or Affiliate of the Stockholder on the Board (each, a “Stockholder Designee”) shall be free to act in his capacity as a director of the Company solely in accordance with his duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action (or omitting to take any action) in facilitation of the exercise of his fiduciary duties pursuant to and in accordance with Section 6.5 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee or the omission by a Stockholder Designee to take any action, acting in his or her capacity as a director of the Company, shall be deemed to be a breach by the Stockholder of this Agreement.

SECTION 3.3       Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) initiate, solicit or knowingly encourage an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub I, Merger Sub II or any designees of Parent, Merger Sub I or Merger Sub II) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub I,

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Merger Sub II or any designees of Parent, Merger Sub I or Merger Sub II) access to the properties, books, records or other non-public information of the Company or any of its Subsidiaries, in any such case, with the intent to induce the making, submission or announcement of, or the intent to encourage, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.3 or Section 6.5 of the Merger Agreement); or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Stockholder or Representatives of the Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 3.3 by the Stockholder.  The Stockholder shall, and shall cause its Subsidiaries, and each shall use reasonable best efforts to cause their respective Representatives, to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

SECTION 3.4       Communications. During the Voting Period, the Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall use its reasonable best efforts to cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.  The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub I, Merger Sub II and the Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub I, Merger Sub II or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub I, Merger Sub II and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

SECTION 3.5       Voting Trusts.  The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject

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Shares other than as provided herein.

SECTION 3.6       Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL.  The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

SECTION 4.1       Due Organization, etc.  The Stockholder is a limited partnership duly organized, validly existing and in good standing under the Illinois Revised Uniform Limited Partnership Act of 1986. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2       Ownership of Shares.  Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares.  The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

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SECTION 4.3       No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4       Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub I, Merger Sub II or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company.

SECTION 4.5       No Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholder as follows:

SECTION 5.1       Due Organization, etc.  Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 5.2       No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of

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this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

SECTION 5.3       Voting Agreements.  In connection with the Merger, each other holder of Preferred Shares has executed a voting agreement with Parent which contains the same terms and provisions as those contained in this Agreement.

ARTICLE VI

TERMINATION

SECTION 6.1       Termination.  This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of:  (a) the mutual written consent of Parent and the Stockholder; (b) the First Effective Time; (c) the date of termination of the Merger Agreement in accordance with its terms; or (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Preferred Stock Merger Consideration or Common Stock Merger Consideration pursuant to the Merger Agreement as in effect on the date hereof or which is otherwise adverse to the Stockholder in any material respect, in each case, without the prior written consent of the Stockholder.  The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VI, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 7.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s willful and material breach of any terms of this Agreement.  Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1       Further Actions.  Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

SECTION 7.2       Fees and Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

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SECTION 7.3       Amendments, Waivers, etc.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.4       Notices.  Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent, to

c/o Insight Venture Partners, LLC

1114 Avenue of the Americas, 36th Floor

New York, New York 10036

Attention:  Blair Flicker, General Counsel

Facsimile:  (212) 230-9272

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Morgan D. Elwyn

Facsimile:  (212) 728-8111

If to the Stockholder:

Spring Street Partners, L.P.

[•]

with a copy to (which shall not constitute notice):

Leech Tishman Fuscaldo & Lampl, LLC

545 Fifth Avenue

6th Floor

9

New York, NY 10017
Attention:  Daniel T. Mongan
Facsimile:  (412) 227-5551

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 7.5       Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 7.6       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 7.7       Entire Agreement; Assignment.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Parent under the Merger Agreement.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 7.8       Parties in Interest.  Subject to Section 3.2, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this

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Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Notwithstanding the foregoing, the Company shall be an express third party beneficiary solely of the provisions of Section 3.4 hereof.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date (except the Company solely with respect to Section 3.4 hereof).

SECTION 7.9       Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  References to dollars of “US$” are to the official currency of the United States of America. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 7.10     Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

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SECTION 7.11     Specific Performance.  The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that the Company and Parent shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach. For the avoidance of doubt, the sole and exclusive remedy for any breach of this Agreement by the Stockholder shall be the injunction(s) and specific performance set forth in this Section 7.11.

SECTION 7.12     Submission to Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, suit or proceeding shall be heard and determined in such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 7.13     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

SECTION 7.14     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic

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transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

SECTION 7.15     Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

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IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

DIAMOND PARENT HOLDINGS, CORP.

By:
	Name:	Ross Devor
	Title:	Secretary

[Signature Page to Voting Agreement]

SPRING STREET PARTNERS, L.P.

By: West Broadway Advisors, L.L.C., its general partner

By:
	Name:	David J. Liptak
	Title:	Manager

[Signature Page to Voting Agreement]

Schedule I
Ownership of Preferred Shares

Name and Address of Stockholder	Number of Preferred Shares	Number of Common Shares
Spring Street Partners, L.P. 488 Madison Avenue, 21st Floor New York, New York 10022	20,000,000	5,896,973

EXECUTION VERSION

VOTING AGREEMENT

by and among

DIAMOND PARENT HOLDINGS, CORP.,

CARROLL CAPITAL HOLDINGS, LLC,

ELIZABETH CARROLL 2012 DESCENDANTS TRUST,

KENNETH CARROLL 2012 FAMILY TRUST,

and

GREENWOOD INVESTMENTS LLC

Dated as of February 12, 2016

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of February 12, 2016, by and among Diamond Parent Holdings, Corp., a Delaware corporation (“Parent”) and the undersigned (together, the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) (x) the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Diligent Corporation, a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto and (y) the number of shares of Common Stock, par value $0.001 per share the (“Common Shares”) of the Company, set forth opposite such Stockholder’s name on Schedule I hereto (such Common Shares and Preferred Shares, together with any other Shares the voting power of which is acquired by the Stockholders during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, Diamond Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of Merger Sub II (“Merger Sub I”) and Diamond Merger Sub II, Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub II”) are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) Merger Sub I shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter and (ii) the Company shall then be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation thereafter (the mergers referred to in clauses (i) and (ii) being collectively referred to as the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the written consent or affirmative vote of (i) the holders of at least sixty percent (60%) of the then outstanding Preferred Shares, consenting or voting separately as a class and (ii) the holders of a majority in voting power of the outstanding Preferred Shares and Common Shares, entitled to vote thereon, voting as one class; and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, which transactions from which each Stockholder believes it will derive substantial benefits through its ownership interest in the Company, the Stockholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

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ARTICLE I

DEFINITIONS

SECTION 1.1       Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided, however, that no amendment or modification to any such term in the Merger Agreement shall amend or modify its meaning for the purposes hereof without the prior written consent of the Stockholders.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1       Agreement to Vote.  Each Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement, (Y) any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal and (Z) any action, proposal, transaction or agreement that, to the knowledge of such Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder or the Company under this Agreement or the Merger Agreement.

SECTION 2.2       Grant of Irrevocable Proxy.  If requested by Parent, each Stockholder shall appoint Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. Each Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy.  Each Stockholder affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by such Stockholder to secure the performance of the obligations of such Stockholder under this Agreement.  It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by the Stockholders only in accordance with applicable Law and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares

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subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.3       Nature of Irrevocable Proxy.  Any proxy granted pursuant to Section 2.2 to Parent by a Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by such Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto.  Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement, but shall survive the death or incapacity of such Stockholder and any obligation of such Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder.

SECTION 2.4       Additional Consideration.  If the Merger is consummated, neither Stockholder will receive, whether under this Agreement or otherwise, any consideration additional to or in lieu of (i) the Preferred Stock Merger Consideration in respect of the acquisition of the Preferred Shares held or controlled by it or its Affiliates and (ii) the Common Stock Merger Consideration in respect of the acquisition of any Common Shares held or controlled by it or its Affiliates.  If the Merger is not consummated, neither the Stockholders nor any of their respective Affiliates will receive a break-fee or similar payment, whether under this Agreement or otherwise.

ARTICLE III

COVENANTS

SECTION 3.1       Subject Shares.

(a)           Each Stockholder agrees that (i) from the date hereof until the Closing Date, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of its Subject Shares or any interest therein; and (ii) during the Voting Period it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of its Subject Shares or agree to vote its Subject Shares on any matter or divest itself of any voting rights in its Subject Shares, (B) take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, or (C) convert any of its Preferred Shares into Common Shares; provided that the Stockholders may Transfer up to 500,000 common shares in the aggregate after the record date for the Stockholders Meeting (retaining voting rights in respect of the matters to be voted on at the Stockholders Meeting) and prior to the Closing Date.  Each Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such

3

prohibited Transfer may and should be enjoined. If any involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b)           In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.  Each Stockholder further agrees that, in the event such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, such Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired.  Each Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by such Stockholder on the date of this Agreement.

SECTION 3.2       Stockholder’s Capacity; Stockholder Designees.  All agreements and understandings made herein shall be made solely in each Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties acknowledge that if a Stockholder has a nominee or Affiliate on the Company’s board of directors (the “Board”), the parties agree that (i) such nominee or Affiliate of such Stockholder on the Board (each, a “Stockholder Designee”) shall be free to act in his capacity as a director of the Company solely in accordance with his duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action (or omitting to take any action) in facilitation of the exercise of his fiduciary duties pursuant to and in accordance with Section 6.5 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee or the omission by a Stockholder Designee to take any action, acting in his or her capacity as a director of the Company, shall be deemed to be a breach by such Stockholder of this Agreement.

SECTION 3.3       Other Offers. Neither Stockholder (in the Stockholders’ capacity as such), nor any of the Stockholders’ Subsidiaries, if any, shall, nor shall the Stockholders or any of the Stockholders’ Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and the Stockholders shall instruct, and cause each applicable Subsidiary of the Stockholders to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) initiate, solicit or knowingly encourage an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub I, Merger Sub II or any designees of Parent, Merger Sub I or Merger Sub II) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub I,

4

Merger Sub II or any designees of Parent, Merger Sub I or Merger Sub II) access to the properties, books, records or other non-public information of the Company or any of its Subsidiaries, in any such case, with the intent to induce the making, submission or announcement of, or the intent to encourage, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.3 or Section 6.5 of the Merger Agreement); or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of a Stockholder or Representatives of a Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 3.3 by such Stockholder.  The Stockholders shall, and shall cause their respective Subsidiaries, and each shall use reasonable best efforts to cause their respective Representatives, to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by a Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

SECTION 3.4       Communications. During the Voting Period, the Stockholders, and each of the Stockholders’ Subsidiaries, if any, shall not, and shall use their respective reasonable best efforts to cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by a Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.  Each Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub I, Merger Sub II and the Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) such Stockholder’s identity; (b) such Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub I, Merger Sub II or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub I, Merger Sub II and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by a Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

SECTION 3.5       Voting Trusts.  Each Stockholder agrees that it will not, nor

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will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

SECTION 3.6       Waiver of Appraisal Rights.  Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL.  Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent, severally and not jointly, as follows:

SECTION 4.1       Due Organization, etc.

(a)           Greenwood Investments LLC is a limited liability company duly organized, validly existing and in good standing under the laws of Wyoming. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(b)           Carroll Capital Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the

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transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(c)           Elizabeth Carroll 2012 Descendants Trust is a trust, duly organized and validly existing under the Laws of the United States of America.  Kenneth Carroll, acting as Trustee on behalf of such Stockholder (the “EC Trustee”), has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on behalf of the Trust. This Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(d)           Kenneth Carroll 2012 Family Trust is a trust, duly organized and validly existing under the Laws of the United States of America.  Elizabeth Carroll, acting as Trustee on behalf of such Stockholder (the “KC Trustee”), has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on behalf of the Trust. This Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2       Ownership of Shares.  Schedule I hereto sets forth opposite such Stockholder’s name the Shares over which such Stockholder has sole record and beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the Shares denoted as being owned by such Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares.  Such Stockholder has good and valid title to the Shares denoted as being owned by such Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

SECTION 4.3       No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by such Stockholder and (b) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, (ii)

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result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair such Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4       Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub I, Merger Sub II or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder, solely in such Stockholder’s capacity as a stockholder of the Company.

SECTION 4.5       No Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

SECTION 5.1       Due Organization, etc.  Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 5.2       No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or

8

regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

SECTION 5.3       Voting Agreements.  In connection with the Merger, each other holder of Preferred Shares has executed a voting agreement with Parent which contains the same terms and provisions as those contained in this Agreement.

ARTICLE VI

TERMINATION

SECTION 6.1       Termination.  This Agreement shall automatically terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of:  (a) the mutual written consent of Parent and the Stockholders; (b) the First Effective Time; (c) the date of termination of the Merger Agreement in accordance with its terms; or (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Preferred Stock Merger Consideration or Common Stock Merger Consideration pursuant to the Merger Agreement as in effect on the date hereof or which is otherwise adverse to the Stockholders in any material respect, in each case, without the prior written consent of the Stockholders.  The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VI, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 7.11, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s willful and material breach of any terms of this Agreement.  Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1       Further Actions.  Subject to the terms and conditions set forth in this Agreement, each Stockholder and/or Trustee agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

SECTION 7.2       Fees and Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.3       Amendments, Waivers, etc.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in

9

any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.4       Notices.  Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent, to

c/o Insight Venture Partners, LLC

1114 Avenue of the Americas, 36th Floor

New York, New York 10036

Attention:  Blair Flicker, General Counsel

Facsimile:  (212) 230-9272

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Morgan D. Elwyn

Facsimile:  (212) 728-8111

If to the Stockholders:

Greenwood Investments LLC

[•]

and

Carroll Capital Holdings, LLC

[•]

and

Elizabeth Carroll 2012 Descendants Trust

[•]

and

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Kenneth Carroll 2012 Family Trust

[•]

with a copy to (which shall not constitute notice):

Cohen & Grigsby, P.C.

[•]

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 7.5       Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 7.6       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 7.7       Entire Agreement; Assignment.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of Parent under the Merger Agreement.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary set forth herein, each Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of each Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including such Stockholder’s heirs,

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guardians, administrators or successors and assigns, and such Stockholder agrees to take all actions necessary to effect the foregoing.

SECTION 7.8       Parties in Interest.  Subject to Section 3.2, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Notwithstanding the foregoing, the Company shall be an express third party beneficiary solely of the provisions of Section 3.4 hereof.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date (except the Company solely with respect to Section 3.4 hereof).

SECTION 7.9       Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  References to dollars of “US$” are to the official currency of the United States of America. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 7.10     Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED,

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CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

SECTION 7.11     Specific Performance.  Each Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that the Company and Parent shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy, which shall be the sole and exclusive remedy for any such breach. For the avoidance of doubt, the sole and exclusive remedy for any breach of this Agreement by a Stockholder shall be the injunction(s) and specific performance set forth in this Section 7.11.

SECTION 7.12     Submission to Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, suit or proceeding shall be heard and determined in such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 7.13     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

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OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

SECTION 7.14     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

SECTION 7.15     Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

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IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

DIAMOND PARENT HOLDINGS, CORP.

By:
	Name:	Ross Devor
	Title:	Secretary

[Signature Page to Voting Agreement]

GREENWOOD INVESTMENTS LLC

By:
	Name:	Kenneth Carroll
	Title:	Manager

CARROLL CAPITAL HOLDINGS, LLC

By:
	Name:	Kenneth Carroll
	Title:	Manager

ELIZABETH CARROLL 2012 DESCENDANTS TRUST

By:
	Name:	Kenneth Carroll
	Title:	Trustee

KENNETH CARROLL 2012 FAMILY TRUST

By:
	Name:	Elizabeth Carroll
	Title:	Trustee

[Signature Page to Voting Agreement]

Schedule I
Ownership of Preferred Shares and Common Shares

Name and Address of Stockholder	Number of Preferred Shares	Number of Common Shares
Greenwood Investments LLC 690 S. Highway 89, Suite 260, Jackson, WY 83001	10,000,000	0

Carroll Capital Holdings, LLC 94 Long Pond Road Hewitt, NJ 07421	0	3,389,763

Elizabeth Carroll 2012 Descendants Trust 94 Long Pond Road Hewitt, NJ 07421	0	600,000

Kenneth Carroll 2012 Family Trust 94 Long Pond Road Hewitt, NJ 07421	0	1,000,000

Exhibit B

Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIAMOND MERGER SUB II, CORP.

* * * * * * * *

ARTICLE I.

The name of the corporation (the “Corporation”) is: Diamond Merger Sub II, Corp.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of one cent ($0.01) per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI.

Elections of directors need not be by written ballot.

ARTICLE VII.

(a)  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(b)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

(c)  The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(d)  Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e)  No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director.

If the DGCL is amended after February [ ], 2016 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

[Signature Page Follows]

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THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware makes this Certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true and, accordingly, has hereunto set her hand this     day of February, 2016.

[ ]

Exhibit C

By-laws

DIAMOND MERGER SUB II, CORP.

INCORPORATED UNDER THE LAWS OF

THE STATE OF DELAWARE

BYLAWS

ARTICLE I.
OFFICES.

The registered office of DIAMOND MERGER SUB II, CORP. (the “Corporation”) shall be located in the state of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation. The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation.  The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II.
STOCKHOLDERS.

Section 1.              Annual Meeting.  The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as shall from time to time be designated by the Board of Directors.  At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2.              Special Meetings.  Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors, or by the President, and shall be called by the President at the request of the holders of at least 20% of the outstanding shares of capital stock entitled to vote.  Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors.  At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 3.              Notice of Meetings.  Written notice of the time and place of any stockholder’s meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting.  Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment.  Such further notice, if any, shall be given as may be required by law.

Section 4.              Quorum.  Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws.

Section 5.              Adjournment of Meetings.  If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time by a majority vote of the stockholders present or represented by proxy and entitled to vote without notice other than by announcement at the meeting until a quorum shall attend.  Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote.  At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 6.              Voting List.  The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder.  Such list shall be open at the place where the election is to be held for said ten (10) days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 7.              Voting.  Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three years from its date, unless said proxy provides for a longer period.  Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one vote for each share of stock registered in his name on the record of stockholders.  At all meetings of stockholders all matters, except as otherwise provided by statute, shall be determined by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter.  Voting at meetings of stockholders need not be by written ballot.

Section 8.              Record Date of Stockholders.  The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

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Section 9.              Action Without Meeting.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 10.            Conduct of Meetings.  The Chairman of the Board of Directors, or if there be none, or in the Chairman’s absence, the President shall preside at all regular or special meetings of stockholders.  To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III.
DIRECTORS.

Section 1.              Number and Qualifications:  The Board of Directors shall consist initially of such number of directors as is set forth in the Statement of the Sole Incorporator, and thereafter shall consist of such number as may be fixed from time to time by resolution of the Board of Directors.  The directors need not be stockholders.

Section 2.              Election of Directors:  The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3.              Duration of Office:  The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 4.              Removal and Resignation of Directors:  Except as set forth in the Certificate of Incorporation of the Corporation, as such certificate may be amended by any Certificates of Designation filed by the Corporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time.  Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary.  The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

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Section 5.              Filling of Vacancies:  Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy.  In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 6.              Regular Meetings:  The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present.  Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 7.              Special Meetings:  Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by the President or by any two directors.

Section 8.              Notice and Place of Meetings:  Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting.  Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held.  No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 9.              Business Transacted at Meetings, etc.:  Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 10.            Quorum:  A majority of the Board of Directors at any time in office shall constitute a quorum.  At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board of Directors unless the act of a greater number is specifically required by law or by the Certificate of Incorporation or these Bylaws.  The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

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Section 11.            Compensation:  The directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting.  Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 12.            Action Without a Meeting:  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or committee.

Section 13.            Meetings Through Use of Communications Equipment:  Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV.
COMMITTEES.

Section 1.              Executive Committee:  The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate two or more of their number to constitute an Executive Committee to hold office at the pleasure of the Board of Directors, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by the Delaware Corporation Law, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

Any member of the Executive Committee may be removed at any time, with or without cause, by a resolution of a majority of the whole Board of Directors.

Any person ceasing to be a director shall ipso facto cease to be a member of the Executive Committee.

Any vacancy in the Executive Committee occurring from any cause whatsoever may be filled from among the directors by a resolution of a majority of the whole Board of Directors.

Section 2.              Other Committees:  Other committees, whose members need not be directors, may be appointed by the Board of Directors or the Executive Committee, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

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Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors or the Executive Committee.  Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors or the Executive Committee.

Section 3.              Resignation:  Any member of a committee may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or Secretary.  The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 4.              Quorum:  A majority of the members of a committee shall constitute a quorum.  The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee.  The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 5.              Record of Proceedings, etc.:  Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 6.              Organization, Meetings, Notices, etc.:  A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agreed upon.  Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings.  Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph or cable, or delivered personally or by telephone not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 7.              Compensation:  The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V.
OFFICERS.

Section 1.              Number:  The officers of the Corporation shall be a President and a Secretary and such other officers as may be appointed in accordance with the provisions of this Article V.  The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 2.              Election, Term of Office and Qualifications: The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors.  Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify.  The Chairman of the Board of Directors, if any, and the President shall be directors of the Corporation, and should any one of them cease to be a director, he shall ipso facto cease to be such officer.  Except as otherwise provided by law, any number of offices may be held by the same person.

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Section 3.              Other Officers:  Other officers, including one or more vice-presidents, assistant secretaries, treasurer or assistant treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 4.              Removal of Officers:  Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors.

Section 5.              Resignation:  Any officer of the Corporation may resign at any time.  Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary.  The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 6.              Filling of Vacancies:  A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 7.              Compensation:  The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon whom power in that regard may be conferred by the Board of Directors.

Section 8.              Chairman of the Board of Directors:  The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 9.              President:  In the absence of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors.  He shall have power to call special meetings of the stockholders or of the Board of Directors or of the Executive Committee at any time.  He shall be the chief executive officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 10.            Vice-Presidents:  The vice-president, or vice-presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President.  The vice-presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 11.            Secretary:  The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these Bylaws.

Section 12.            Treasurer:  The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer or which may be assigned to him by the Board of Directors.

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ARTICLE VI.
CAPITAL STOCK.

Section 1.              Issue of Certificates of Stock:  Certificates of capital stock shall be in such form as shall be approved by the Board of Directors.  They shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the President or one of the vice-presidents, and the Secretary or an assistant secretary or the treasurer or an assistant treasurer, and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, President, vice-president, Secretary, assistant secretary, treasurer or assistant treasurer may be facsimile.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon have not ceased to be such officer or officers of the Corporation.

Section 2.              Registration and Transfer of Shares:  The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, her or it, the numbers of the certificates, if any, covering such shares and the dates of acquisition of such shares.  The shares of stock of the Corporation held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.  The shares of stock of the Corporation that are not held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on delivery of an assignment or power of transfer.  A record shall be made of each transfer.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 3.              Lost, Destroyed and Mutilated Certificates:  The holder of any stock of the Corporation held in certificated form shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor.  The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of

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the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII.
DIVIDENDS, SURPLUS, ETC.

Section 1.              General Discretion of Directors:  The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any, if any, part of the surplus or net profits of the Corporation shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS.

Section 1.              Fiscal Year:  The fiscal year of the Corporation shall commence on the first day of January and end on the last day of December.

Section 2.              Corporate Seal:  The corporate seal shall be in such form as approved by the Board of Directors and may be altered at their pleasure.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.              Notices:  Except as otherwise expressly provided, any notice required by these Bylaws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending via facsimile, telegraphing or cabling the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed or cabled.

Section 4.              Waiver of Notice:  Any stockholder or director may at any time, by writing or by telegraph or by cable, waive any notice required to be given under these Bylaws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice.

Section 5.              Checks, Drafts, etc.:  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 6.              Deposits:  All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors or the President may authorize for that purpose.

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Section 7.              Voting Stock of Other Corporations:  Except as otherwise ordered by the Board of Directors or the Executive Committee, the President or the treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the President or the treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present.  The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

ARTICLE IX.
INDEMNIFICATION

Section 1.              Indemnification.  The Corporation, to the fullest extent permitted or required by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise (including, without limitation, any employee benefit plan) (an “indemnitee”) against all liability and loss suffered and expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.  Notwithstanding the foregoing provisions of this Article IX, Section 1, but subject to applicable law, the Corporation shall be required to indemnify an indemnitee in connection with a Proceeding (or part thereof) commenced by such indemnitee only if the commencement of such Proceeding (or part thereof) by the indemnitee was authorized in the specific case by the Board.

Section 2.              Prepayment of Expenses.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, shall pay the expenses incurred by an indemnitee in connection with a Proceeding in advance of the final disposition of such Proceeding consistent with the provisions of the DGCL or other applicable law, provided, however, that such payment of expenses in advance of the final disposition of the Proceeding

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shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that indemnitee is not entitled to be indemnified under this Article IX or otherwise.

Section 3.              Insurance, Contracts and Funding.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise (including, without limitation, any employee benefit plan) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, in connection with any Proceeding, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any indemnitee providing indemnification and advancement of expenses and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article IX, by statute, by agreement or otherwise.

Section 4.              Indemnification Not Exclusive Right; Beneficiaries of Rights.  The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IX, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IX, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.  The rights conferred on any indemnitee by this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of any indemnitee under this Article IX.  Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.              Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

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ARTICLE X.

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these Bylaws, provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any bylaws made by the Board of Directors, and to enact bylaws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors.  No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

*              *              *              *              *

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Company Disclosure Schedule

List of Schedules

Section	Representations and Warranties of the Company

Schedule 3.1	Organization and Qualification; Subsidiaries

Schedule 3.2	Certificate of Incorporation and By-laws

Schedule 3.3	Capitalization

Schedule 3.5	No Conflict; Required Filings; and Consents

Schedule 3.6	Compliance

Schedule 3.7	SEC Reports; NZX Compliance; Financial Statements; Undisclosed Liabilities

Schedule 3.8	Absence of Certain Changes or Events

Schedule 3.10	Employee Benefit Plans

Schedule 3.13	Title to Assets; Real Properties

Schedule 3.14	Tax Matters

Schedule 3.17	Brokers

Schedule 3.18	Intellectual Property

Schedule 3.19	Material Contracts

Schedule 3.24	Powers of Attorney

Section	Conduct of Business Pending the Merger

Schedule 5.1(b)	Conduct of Business of the Company Pending the Merger

Section	Conditions to Obligation of Each Party to Effect the First Merger

Schedule 7.1(c)	Antitrust Laws

The Company undertakes to furnish supplementally a copy of the Company Disclosure Schedule to the Commission upon request.